EXECUTION COPY











                                REVOLVING CREDIT
                             AND SECURITY AGREEMENT

                                     between

                         WESTERN FIDELITY FUNDING, INC.

                                       and

                            BNY FINANCIAL CORPORATION

                                  June 24, 1996

                                TABLE OF CONTENTS


                                                                     Page


I.  DEFINITIONS ......................................................    1
               1.1.  Accounting Terms ................................    1
               1.2.  General Terms ...................................    1
               1.3.  Uniform Commercial Code Terms ...................   16

II.  ADVANCES, PAYMENT, INTEREST AND FEES ............................   16
               2.1.          (a)  Revolving Advances .................   16
                             (b)  Discrionary Rights .................   16
               2.2.  Procedure for Revolving Advances Borrowing ......   16
               2.3.  Disbursement of Revolving Advance Proceeds ......   17
               2.4.  Repayment of Revolving Advances .................   17
                             (a)  Optional Prepayments ...............   17
                             (b)  Revolving Advance Due Date .........   18
                             (c)  Application of Collection ..........   18
                             (d)  Manner of Payments .................   18
                             (e)  No Deduction .......................   18
               2.5.  Application of Payments .........................   18
               2.6.  Repayment of Excess Advances ....................   19
               2.7.  Statement of Account ............................   19
               2.8.  Additional Payments .............................   19

III.  INTEREST AND FEES ..............................................   19
               3.1.  Interest ........................................   19
               3.2.  Closing Fee .....................................   20
               3.3.  Collateral Monitoring Fee .......................   20
               3.4.  Unused Facility Fee .............................   21
               3.5.  Computation of Interest and Fees ................   21
               3.6.  Maximum Charges .................................   21
               3.7.  Increased Costs .................................   21
               3.8.  Capital Adequacy ................................   23
               3.9.  Survival ........................................   23

IV.  COLLATERAL:  GENERAL TERMS ......................................   23
               4.1.  Security Interest in the Collateral .............   23
               4.2.  Perfection of Security Interest .................   24
               4.3.  (a)  Disposition of Collateral ..................   24
               (b)   Release of Pledged Contracts ....................   24
               (c)  Effect of Notice and Request; Release of Security
                    Interest .........................................   25
               4.4.  Preservation of Collateral ......................   25
               4.5.  Ownership of Collateral .........................   25
               4.6.  Defense of Lender's Interests ...................   26

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               4.7.  Books and Records ...............................   26
               4.8.  Financial Disclosure ............................   27
               4.9.  Compliance with Laws ............................   27
               4.10.  Inspection of Premises .........................   27
               4.11.  Insurance ......................................   28
               4.12.  Failure to Pay Insurance .......................   29
               4.13.  Cash Reserve Account ...........................   29
               4.14.  Payment of Taxes ...............................   30
               4.15.  Payment of Leasehold Obligations ...............   31
               4.16.  Collateral .....................................   31
                             (a)  Location of Borrower ...............   31
                             (b)  Collection of Collateral ...........   31
                             (c)  Notification of Assignment of
                                  Collateral .........................   31
                             (d)  Power of Lender to Act on
                                  Borrower's Behalf ..................   32
                             (e)  No Liability .......................   32
                             (f)  Establishment of a Lockbox Account,
                                            Depository Account .......   33
               4.17.  Maintenance of Repossessed Vehicles ............   33
               4.18.  Set-Off ........................................   34
               4.19.  Exculpation of Liability .......................   34

V.  REPRESENTATIONS AND WARRANTIES ...................................   34
               5.1.  Authority .......................................   34
               5.2.  Formation and Qualification .....................   35
               5.3.  Survival of Representations and Warranties ......   35
               5.4.  Tax Returns .....................................   35
               5.5.  Financial Statements ............................   35
               5.6.  Corporate Name ..................................   36
               5.7.  O.S.H.A. and Environment Compliance .............   36
               5.8.  Solvency; No Litigation, Violation, Indebtedness
                             or Default ..............................   37
               5.9.  Patents, Trademarks, Copyrights and Licenses ....   38
               5.10.  Licenses and Permits ...........................   38
               5.11.  Default of Indebtedness ........................   38
               5.12.  No Default .....................................   39
               5.13.  No Burdensome Restrictions .....................   39
               5.14.  No Labor Disputes ..............................   39
               5.15.  Margin Regulations .............................   39
               5.16.  Investment Company Act .........................   39
               5.17.  Disclosure .....................................   39
               5.18.  Swaps ..........................................   39
               5.19.  Dealer Contracts ...............................   40
               5.20.  Indemnity Policy ...............................   40
               5.21.  Pledged Contracts ..............................   40

VI.  AFFIRMATIVE COVENANTS ...........................................   40
               6.1.  Payment of Fees .................................   40
               6.2.  Conduct of Business and Maintenance of Existence
                             and Assets ..............................   40
               6.3.  Violations ......................................   41
               6.4.  Compliance with Certain Collateral ..............   41
               6.5.  Tangible Net Worth ..............................   41
               6.6.  EBITDA ..........................................   41
               6.7.  Cash Flow Coverage ..............................   41

               6.8.  Execution of Supplemental Instruments ...........   41
               6.9.  Payment of Indebtedness .........................   42
               6.10.  Standards of Financial Statements ..............   42
               6.11.  Exercise of Rights .............................   42

VII.  NEGATIVE COVENANTS .............................................   42
               7.1.  Merger, Consolidation, Acquisition and Sale of
                             Assets ..................................   42
               7.2.  Creation of Liens ...............................   42
               7.3.  Guarantees ......................................   42
               7.4.  Investments .....................................   43
               7.5.  Loans ...........................................   43
               7.6.  Capital Expenditures ............................   43
               7.7.  Dividends .......................................   43
               7.8.  Indebtedness ....................................   43
               7.9.  Nature of Business ..............................   44
               7.10.  Transactions with Affiliates ...................   44
               7.11.  Subsidiaries ...................................   44
               7.12.  Fiscal Year and Accounting Changes .............   44
               7.13.  Amendments of Certain Collateral ...............   44
               7.14.  Pledge of Credit ...............................   44
               7.15.  Prepayment of Indebtedness .....................   45

7.16.  Annual Compensation ...........................................   45

7.17.  Consolidated Net Loss .........................................   45

7.18.  Net Static Pool Loss ..........................................   45

VIII.  CONDITIONS PRECEDENT ..........................................   45
               8.1.  Conditions to Initial Advances ..................   45
                             (a)  Revolving Credit Note ..............   45
                             (b)  Filings Registrations and Recordings   45
                             (c)  Corporate Proceedings of Borrower ..   46
                             (d)  Incumbency Certificates of Borrower    46
                             (e)  Legal Opinion ......................   46
                             (f)  No Litigation ......................   46
                             (g)  Financial Condition Opinions .......   46
                             (h)  Collateral Examination .............   47
                             (i)  Fees ...............................   47
                             (j)  Pro Forma Financial Statements .....   47
                             (k)  Insurance ..........................   47
                             (l)  UCC Search Report ..................   47
                             (m)  Empire Indemnity Policy ............   48
                             (n)  Lockbox Agreement ..................   48
                             (o)  Other ..............................   48
               8.2.  Conditions to Each Advance ......................   48
                             (a)  Representations and Warranties .....   48
                             (b)  No Default .........................   48
                             (c)  Maximum Advances ...................   48

IX.  INFORMATION AS TO BORROWER ......................................   49
               9.1.  Disclosure of Material Matters ..................   49
               9.2.  Schedules .......................................   49

               9.3.  Environmental Reports ...........................   49
               9.4.  Litigation ......................................   50
               9.5.  Occurrence of Defaults, etc .....................   50
               9.6.  Annual Financial Statements .....................   50
               9.7.  Quarterly Financial Statements ..................   51
               9.8.  Monthly Financial Statements ....................   51
               9.9.  Other Reports ...................................   51
               9.10.  Additional Information .........................   51
               9.11  .................................................   52
                             (a)  Projected Operating Budget .........   52
                             (b)  Certificates .......................   52
               9.12.  Variances From Operating Budget ................   52
               9.13.  Additional Documents ...........................   52

X.  EVENTS OF DEFAULT ................................................   52
               10.1.  Obligations ....................................   53
               10.2.  Representations or Warranties ..................   53
               10.3.  Financial Information and Inspection ...........   53
               10.4.  Lien, Charge, etc ..............................   53
               10.5.  Performance or Observance ......................   53
               10.6.  Judgment .......................................   53
               10.7.  Bankruptcy .....................................   54
               10.8.  Change in Condition ............................   54
               10.9.  Other Liens ....................................   54
               10.10.  Other Obligations .............................   54
               10.11.  Change of Ownership ...........................   54
               10.12.  Invalidity ....................................   54
               10.13.  Voidness of Approved Indemnity Policy .........   54

XI.  LENDER'S RIGHTS AND REMEDIES AFTER DEFAULT ......................   54
               11.1.  Rights and Remedies ............................   54
               11.2.  Lender's Discretion ............................   55
               11.3.  Setoff .........................................   56
               11.4.  Rights and Remedies not Exclusive ..............   56

XII.  WAIVERS AND JUDICIAL PROCEEDINGS ...............................   56
               12.1.  Waiver of Notice ...............................   56
               12.2.  Delay ..........................................   56
               12.3.  Jury Waiver ....................................   56

XIII.  EFFECTIVE DATE AND TERMINATION ................................   57
               13.1.  Term ...........................................   57
               13.2.  Termination ....................................   57

XIV.  MISCELLANEOUS ..................................................   57
               14.1.  Governing Law ..................................   57
               14.2.  Entire Understanding ...........................   58
               14.3.  Successors and Assigns; Participations; New
                             Lenders .................................   58
               14.4.  Application of Payments ........................   59
               14.5.  Indemnity ......................................   59
               14.6.  Notice .........................................   59
               14.7.  Survivability ..................................   60
               14.8.  Expenses .......................................   60

               14.9.  Injunctive Relief .............................    61
               14.10.  Captions .....................................    61
               14.11.  Counterparts .................................    61
               14.12.  Amendment and Restatement ....................    61



Exhibit 1.2-A           Existing Liens
Exhibit 1.2-B           Western Fidelity Funding, Inc. Revolving
                        Credit Note
Exhibit 3               Lender's Loss Payable Endorsement
Exhibit 4.5-A           Collateral
Exhibit 4.5-B           Location of Repossessed Vehicles
Exhibit 5               Security Agreement Questionnaire
Exhibit 5.2 States in which Lender Is Qualified to Do Business and Is in Good Standing
Exhibit 5.5(b)          Cash Flow Projections and Projected Balance
                        Sheet
Exhibit  5.8(b)         Pending Litigations
Exhibit 5.14            Labor Contract Expected to Expire during the
                        Term
Exhibit 7.3             Existing Guarantees
Exhibit 8.1(b)          Standard Form UCC-1 Financing Statement
Exhibit 8.1(g)          Form of Officer's Certificate
Exhibit 8.1(n)          Form of Lockbox Agreement
Exhibit 14.12-A
Exhibit 14.12-B

Schedule 1.2-A          List of Approved Dealer Contracts
Schedule 1.2-B          Confirmation
Schedule 5.9            Intellectual Properties
Schedule 8.1(b)(ii)     UCC-3
Schedule 8.1(m)-A       Letter from BNY to Empire
Schedule 8.1(m)-B       Section III E of the Empire Indemnity Policy

                                REVOLVING CREDIT
                             AND SECURITY AGREEMENT



          Revolving Credit and Security Agreement, dated June 24, 1996 between WESTERN FIDELITY FUNDING, INC., a corporation organized under the laws of the State of Colorado ("Borrower"), and BNY FINANCIAL CORPORATION ("BNY" or "Lender"), a corporation organized under the laws of the State of New York.

          IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrower and Lender hereby agree as follows:

                                 I. DEFINITIONS.

          1.1. Accounting Terms. As used in this Agreement or any certificate, report or Other Document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP.

          1.2. General Terms. For purposes of this Agreement the following terms shall have the following meanings:

          "Account" means the "Blocked Account" as that term is defined in the Lockbox Agreement.


          "Additional Reserves" shall mean such reserves with respect to the Collateral, in addition to the Cash Reserve Account, as are deemed appropriate at any time in Lender's sole discretion.

          "Adjusted Average LIBOR Rate" shall mean, for any Interest Period, a rate per annum (rounded upward, if necessary, to the next higher 1/16 of 1%) equal to the rate obtained by dividing (a) the Average LIBOR Rate for such Interest Period by (b) a percentage equal to 1 minus the Reserve Requirement in effect from time to time during such Interest Period.

          "Adjusted Regular LIBOR Rate" shall mean, for any Interest Period, a rate per annum (rounded upward, if necessary, to the next higher 1/16 of 1%) equal to the rate obtained by dividing (a) the Regular LIBOR Rate for such Interest Period by (b) a percentage equal to 1 minus the Reserve Requirement in effect from time to time during such Interest Period.

          "Advance Rate" shall have the meaning set forth in Section 2.1(a) hereof.

          "Affiliate" of any Person shall mean (a) any Person (other than a Subsidiary) which is, directly or indirectly, in control of, controlled by, or under common control with such Person, or (b) any Person who is a director or officer of (i) such Person, (ii) any Subsidiary of such Person or (iii) any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 5% or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

          "Alternate Base Rate" shall mean, for any day, a rate per annum equal to the higher of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%.

          "Applicable Margin" shall mean (a) in the case of a LIBOR Rate, 3.25% and (b) in the case of the Alternate Base Rate, 1.00%, in each case subject to
Section 3.1(a)(ii).

          "Approved  Dealer  Contract"  shall mean a Dealer  Contract  listed on
Schedule 1.2-A. Lender may from time to time agree in writing to designate other Dealer Contracts as Approved Dealer Contracts. Lender may in its sole discretion remove any Approved Dealer Contract from Schedule 1.2-A by notice to Borrower.

          "Approved Indemnity Policy" shall mean initially the Empire Indemnity Policy. Lender may, from time to time, agree in writing to designate other Indemnity Policies as Approved Indemnity Policies. Lender may, in its sole discretion, by notice to Borrower declare any Approved Indemnity Policy no longer to be an Approved Indemnity Policy.

          "Average LIBOR Rate" shall mean for any Interest Period, the rate per annum (rounded upward, if necessary, to the next higher 1/16 of 1%) equal to the average of the LIBOR rates per annum quoted in the New York edition of the Wall Street Journal for deposits in Dollars in amounts comparable to the LIBOR Rate Advance of Lender to which such Interest Period applies, for a period equal to such Interest Period.

          "Average LIBOR Rate Advance" shall mean any Revolving Advance the interest on which is, or is to be, as the context may require, computed on the basis of the Adjusted Average LIBOR Rate.

          "Base Rate Advance" shall mean any Revolving Advance the interest on which is, or is to be, as the context may require, computed on the basis of the Alternate Base Rate. -2-

          "Blocked  Accounts"  shall  have the  meaning  set  forth  in  Section
4.16(f).

          "Borrower" shall mean Western Fidelity Funding, Inc., a Colorado corporation, and all permitted successors and assigns.

          "Borrowing  Base  Deficiency"  shall  have the  meaning  set  forth in
Section 2.6 hereof.

          "Business Day" shall mean any day other than a day on which commercial banks in New York are authorized or required by law to close.

          "Cash  Reserve  Account"  shall have the  meaning set forth in Section
4.13 hereof.

          "CERCLA"  shall  mean  the   Comprehensive   Environmental   Response,
Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601 et seq.

          "Change of Ownership" shall mean (a) any transfer (whether in one or more transactions) of ownership of shares of the common stock of Borrower held by the Original Owners (including for the purposes of the calculation of percentage ownership, any shares of common stock into which any capital stock of Borrower held by any of the Original Owners is convertible or for which any such shares of the capital stock of Borrower or of any other Person may be exchanged and any shares of common stock of Borrower held by any of the Original Owners is convertible or for which any such share of the capital stock of Borrower or of any other Person may be exchanged and any shares of common stock issuable to such Original Owners upon exercise of any warrants, options or similar rights which may at the time of calculation be held by such Original Owners) to a Person who is neither an Original Owner nor an Affiliate of an Original Owner as a result of which the Original Owners shall own less than 51% of the issued and outstanding shares of the Common Stock of Borrower or (b) any merger, consolidation or sale of substantially all of the property or assets of Borrower.

          "Charges" shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, Liens, Claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including, without limitation, the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, Borrower or any of its Affiliates.

          "Claims"  shall  mean  all  security   interests,   Liens,  claims  or
encumbrances held or asserted by any Person against any or all of the Collateral, other than Charges.

          "Closing Date" shall mean June 24, 1996 or such other date as may be agreed to by the parties hereto.

          "Collateral" shall mean and include Borrower's interest (WHATEVER IT MAY BE), in each of the following, IN EACH CASE WHETHER NOW OR HEREAFTER EXISTING OR NOW OWNED OR HEREAFTER ACQUIRED BY BORROWER AND WHETHER OR NOT THE SAME IS NOW CONTEMPLATED, ANTICIPATED OR FORESEEABLE, is subject to Article 8 or 9 of the Uniform Commercial Code or constitutes Collateral by reason of one or more than one of the following clauses, and WHEREVER THE SAME MAY BE LOCATED:

          (a) all Contracts delivered to Lender and all other Contracts at any time in the possession of Lender or otherwise subject to, or intended or purported to be subject to, the Security Interest;

          (b) all certificates of title relating to Pledged Contract Vehicles;

          (c) all Dealer Contracts to the extent they relate to the Collateral or any of it;

          (d) (i) all Indemnity Policies applicable to the Collateral, or any of it;

               (ii) all other policies of insurance (including loss, theft and physical damage insurance) applicable to the Collateral, or any of it;

          (e) all (i) Pledged Contract Vehicles and (ii) Repossessed Vehicles which are such by virtue of clause (a)(ii) of the definition thereof;

               (f) (i) the Cash Reserve Account and all amounts credited thereto;

               (ii) the Matured Funds Account and all amounts credited thereto;

          (g) each Blocked Account (including the Lockbox and Account) and Depository Account and all amounts credited thereto;

          (h) (i) all Subsidiary Stock, other than the Subsidiary Stock of O&S Finance, Inc. and of any other Subsidiary that is formed for the purpose of providing services similar to those performed by O&S Finance, Inc., and (ii) all dividends and other distributions on such Subsidiary Stock (or on such dividends and distributions);

          (i) all General Intangibles that relate to the Collateral;

          (j) all of Borrower's ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by Borrower or in which it has an interest), computer programs, tapes, disks and documents relating to any item of Collateral or otherwise necessary or helpful in the collection thereof or realization thereupon;

          (k) all claims (including the right to sue or otherwise recover on such claims) (i) to items constituting Collateral, (ii) under warranties relating to any Collateral and (iii) against third parties for (A)(1) loss, destruction, requisition, confiscation, condemnation, seizure, forfeiture or infringement of, or damage to, any Collateral and, (2) proceeds payable under or unearned premiums with respect to policies of insurance relating to any Collateral and (B) breach of any Pledged Contract constituting collateral; and

          (l) all products and proceeds of Collateral in whatever form. The inclusion of "proceeds" of Collateral in the definition of "Collateral" shall not be deemed a consent by Lender to any sale or other disposition of any Collateral not otherwise specifically permitted by the terms hereof.

          "Contract" shall mean an installment loan contract and all related documents financing, on an installment basis, the purchase by a Purchaser under such contract of a Vehicle from a Dealer.

          "Contract Rate" has the meaning ascribed to that term in Section 3.1(a)(i).

          "Dealer" shall mean a Person engaged in the business of selling used Vehicles.

          "Dealer Contract" shall mean a contract between Borrower and a Dealer substantially in the form of Exhibit 1.2-A.

          "Default  Rate"  shall  have the  meaning  set  forth in  Section  3.1
(d)hereof.

          "Depository Accounts" shall have the meaning set forth in Section 4.16(f) hereof.

          "Documents" shall have the meaning set forth in Section 8.1(c) hereof.

          "Dollar" and the sign "$" shall mean lawful money of the United States of America.

          "EBITDA" shall mean, for any period, the consolidated net income of Borrower and its Subsidiaries for such period plus all amounts deducted in arriving at such net income in respect of (a) Interest Expense, plus (b) Taxes, plus (c) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets on the books of the Borrower and its Subsidiaries, in each case, for such period.

          "Eligible Pledged Contract" shall mean a Pledged Contract with respect to which each of the following statements shall be accurate and complete:

               (a) (i) (A) the Dealer Contract under which such Pledged Contract was purchased by Borrower is an Approved Dealer Contract; (B) such Dealer Contract is in full force and effect; and (C) no disputes exist thereunder; and

               (ii) such Pledged Contract was purchased by Borrower in accordance with the terms of such Dealer Contract, without any waiver or modification of the terms thereof, and in the ordinary course of Borrower's business;

               (b) (i) (A) such Pledged Contract constitutes an "insured security agreement", or its equivalent, under an Approved Indemnity Policy, (B) Lender shall have received the applicable Form EM2503 or its equivalent, and (C) Lender shall have received, with respect to each Contract previously pledged or sold to another Person, a confirmation in the form of Schedule 1.2-B, duly executed and delivered by Empire and such previous Person;

               (ii) (A) such Approved Indemnity Policy is (1) in full force and effect with respect to such Pledged Contract and (2) the insurer under such Approved Indemnity Policy shall not have disputed that fact, and
          (B) Borrower is in full compliance with its obligations under such Approved Indemnity Policy with respect to such Pledged Contract;

               (iii) a Lender's Loss Payable Endorsement shall be in full force and effect with respect to such Approved Indemnity Policy and shall have been delivered to Lender;

               (iv) such Pledged Contract shall be listed on the original Annex A or a supplemental Annex A to the Empire Payment Letter and not thereafter have been listed on a notice of release under the Empire Payment Letter; and

               (v) Borrower shall not have commenced proceedings, or taken any other action, to repossess the Pledged Contract Vehicle;

          (c) Lender shall have received evidence satisfactory to it in its sole discretion that the Pledged Contract Vehicle is insured with respect to loss, theft and physical damage under policies of insurance in form and substance and issued by insurers satisfactory to it in its sole discretion;

               (d) (i) such Pledged Contract shall have been delivered to Lender together with any necessary endorsements;

               (ii) the title certificate relating to the Pledged Contract Vehicle (other than a title certificate that under applicable law must remain with the owner of such Vehicle) shall (A) have been delivered to Lender, or (B) if such title certificate has been submitted to the relevant authority for notation thereon of Borrower's security interest on the vehicle that is the subject of such certificate as required by applicable law, have been delivered to Lender within 90 days of the date of the transmittal letter submitting such certificate to such authority for such purpose, provided that a copy of such letter shall have been delivered to Lender; and

               (iii) such Pledged Contract is the sole original counterpart and no Lien in such Pledged Contract may be created through the transfer or possession of any counterpart other than such original counterpart;

          (e) no payment under such Pledged Contract:

               (i) was, at the time it was purchased by Borrower, due and unpaid for more than 30 days;

               (ii) was, at the time it was delivered to Lender due and unpaid for more than 30 days; and

               (iii) is, after it becomes an Eligible Pledged Contract, due and unpaid for more than 60 days;

          (f) notice that all payments by the Purchaser under such Pledged Contract are to be made to the Blocked Account shall have been given to the Purchaser and Lender shall have received evidence, satisfactory to Lender, of the giving of such notice;

          (g) the term of such Pledged Contract does not exceed 60 months;

          (h) such Pledged Contract is a binding and valid obligation of the Purchaser, in full force and effect and enforceable in accordance with its terms;

          (i) such Pledged Contract is genuine in all respects as it appears on its face and as represented in the books and records of Borrower and all information set forth therein is true and correct;

          (j) (i) no default by any party to such Pledged Contract (including the Dealer) exists (other than a default expressly contemplated by subparagraph
(e)(iii) above), (ii) the obligations of the Purchaser or Purchasers under such Pledged Contract are not subject to any counterclaims, offsets or defenses and
(iii) such Purchaser or Purchasers have no right of rescission, cancellation or avoidance, whether by operation of law or otherwise;

          (k) such Pledged Contract contains the entire agreement of the parties thereto with respect to the subject matter thereof, has not been modified or amended in any respect and is free of concessions to or understandings with the Purchaser of any kind not expressed in writing therein;

          (l) such Pledged Contract is in compliance in all respects with all applicable laws and regulations governing the same, including, without limitation, the federal Consumer Credit Protection Act and the regulations promulgated thereunder, any applicable state consumer protection law and the regulations promulgated thereunder, and all applicable usury laws and restrictions, and all notices, disclosures and other statements or information required by law or regulation to be given, and any other act required by law or regulation to be performed, in connection with such Pledged Contract have been given and performed as required;

          (m) all down payments and other deposits under such Pledged Contract have been paid in cash, and no part of such amounts was loaned, directly or indirectly, to the Purchaser under such Pledged Contract by the Dealer that is a party to such Pledged Contract or any of its Affiliates or by Borrower or any of its Affiliates;

          (n) no case under the Bankruptcy Code shall have been commenced by or against any Purchaser under such Pledged Contract and be pending;

          (o) (i) the Pledged Contract Vehicle is subject to the Lien created by such Pledged Contract and to no other Liens, and (ii) the Lien created by such Pledged Contract is, as to such Pledged Contract Vehicle, perfected;

          (p) (i) such Pledged Contract is subject to the Security Interest and no other Liens and (ii) the Security Interest is, as to such Pledged Contract, perfected.

          "Empire"  means  Empire  Fire  and  Marine  Insurance   Company/Empire
Indemnity Insurance Company.

          "Empire  Cash  Reserve  Account   Agreement"  means  the  Trust/Escrow
Agreement, dated as of June 24, 1996, among Borrower, BNY and Empire.

          "Empire Indemnity Policy" means Policy No. DI 00 00 11 between Empire Fire and Marine Insurance Company, Empire Indemnity Insurance Company and Borrower, as amended.

          "Empire Payment Letter" means a letter from BNY to Empire in the form of Schedule 8.1(m)-A.

          "Environmental Laws" shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

          "Equipment" shall mean and include all of Borrower's goods (excluding Repossessed Vehicle) whether now owned or hereafter acquired and wherever located including, without limitation, all equipment, machinery, apparatus, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

          "Event of Default" shall mean the occurrence of any of the events set forth in Article X hereof.

          "Federal Funds Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, of if such rate is not so published for any day which is a Business Day, the average of quotations for such day on such transactions received by The Bank of New York from three Federal funds brokers of recognized standing selected by The Bank of New York.

          "Formula Amount" shall have the meaning set forth in Section 2.1(a).

          "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

          "General Intangibles" shall mean and include all of Borrower's general intangibles, whether now owned or hereafter acquired, including all choses in action, causes of action, inventions, designs, patents, patent applications, quality control procedures, trademarks, trade secrets, goodwill, copyrights, registrations, licenses, franchises, customer lists, computer programs, all claims under guaranties, security interests or other security held by or granted to Borrower to secure payment of any of the Collateral, all rights of indemnification and all other intangible property of every kind and nature.

          "Hazardous Substance" shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated byphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA, Articles 15 and 27 of the New York State Environmental Conversation Law or any other applicable Environmental Law and in the regulations adopted pursuant hereto.

          "Hazardous Wastes" includes all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

          "Incipient Event of Default" shall mean an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

          "Indebtedness" of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

          "Indemnity Policy" means the Empire Indemnity Policy and such other policies of insurance as Lender may, in its sole discretion, approve.

          "Interest Expense" shall mean, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to amortization of debt discount and expenses) of Borrower and its Subsidiaries for such period determined on a consolidated basis.

          "Interest Period" means a period commencing on the date of the making of a LIBOR Rate Advance and ending, in the case of the first Interest Period, on the same day in the first calendar month thereafter and, in the case of successive Interest Periods, on the same day in the first, second or third calendar month thereafter, as offered by Lender and selected by Borrower, except that (a) any Interest Period that would otherwise end on a day that is not a LIBOR Business Day shall be extended to the next succeeding LIBOR Business Day unless such LIBOR Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day and (b) any Interest Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month in which such Interest Period ends) shall end on the last LIBOR Business Day of a calendar month and except that no Interest Period shall end after the last day of the Term.

          "Leasehold Interests" shall mean all of Borrower's right, title and interest in and to the premises located at 4704 Harlan Street, Suite 200, 260 and 310, Denver, CO 80212/ 6295 West Colfax Avenue, Lakewood, CO 80215/8291 West 14th Avenue, Lakewood, CO 80215.

          "Lender" shall mean BNY Financial Corporation and any successor or assign.

          "Lender's Loss Payable Endorsement" shall mean a Lender's loss payable endorsement in the form of Exhibit 3.

          "LIBOR Business Day" means any Business Day on which dealings in Dollar deposits are carried on in the London interbank market and on which commercial banks are open for domestic and international business (including dealings in Dollar deposits) in London, England.

          "LIBOR  Rate"  shall  mean an Average  LIBOR Rate and a Regular  LIBOR
Rate.

          "LIBOR Rate Advance" shall mean an Average LIBOR Rate Advance and a Regular LIBOR Rate Advance.

          "LIBOR  Rate  Extension  Offer"  shall have the  meaning  set forth in
Section 2.2(a)(ii).

          "Lien" as applied to a Person, shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, Claim or encumbrance, or preference, priority or other security agreement or preferential arrangement in respect of any asset of such Person of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing
statement   under  the  Uniform   Commercial  Code  or  comparable  law  of  any
jurisdiction.

          "Lockbox" means the Lockbox Agreement.

          "Lockbox Agreement" means the Blocked Account Agreement dated as of June 24, 1996, among Borrower, Lender and Wells Fargo Bank (Colorado), N.A.

          "Matured Funds Account" means the account referred to in Section 2.5 in the name of Lender at BNY designated by Lender as a "Matured Funds Account."

          "Maximum Loan Amount" shall mean $20,000,000.

          "Obligations" shall mean and include any and all of Borrower's Indebtedness and/or liabilities to Lender or any corporation that directly or indirectly controls or is controlled by or is under common control with Lender of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, any and all of Borrower's Indebtedness and/or liabilities under this Agreement or under any other agreement between Lender and Borrower and all obligations of Borrower to Lender to perform acts or refrain from taking any action.

          "Original Owners" shall mean each of Gene E. Osborn, Leonard L. Skerjanc and John J. Scordo, II.

          "Other Documents" shall mean the Questionnaire and any and all other agreements, instruments and documents, including, without limitation, guaranties, pledges, powers of attorney, consents, and all other writings heretofore, now or hereafter executed by Borrower and/or delivered to Lender in respect of the transactions contemplated by this Agreement.

          "Parent" of any Person shall mean a Person or group of Persons acting in concert and owning, directly or indirectly at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of such Person, or other Persons performing similar functions for such Person.

          "Payment Office" shall mean initially 1290 Avenue of the Americas, New York, New York 10104; thereafter, such other office of Lender, if any, which it may designate by notice to Borrower to be the Payment Office.

          "Permitted Encumbrances" shall mean (a) liens in favor of Lender; (b) liens for taxes, assessments or other governmental charges not delinquent, or, being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Borrower; (c) liens disclosed in the financial statements referred to in Section 5.5, the existence of which Lender has consented to in writing; (d) deposits or pledges to secure obligations under workmen's compensation, social security or similar laws, or under unemployment insurance; (e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of Borrower's business; (f) judgment liens that have ben stayed or bonded and mechanics', workmen's, materialmen's or other like liens arising in the ordinary course of Borrower's business with respect to obligations which are not due or which are being contested in good faith by Borrower; (g) liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (x) any such lien shall not encumber any other property of Borrower and (y) the aggregate amount of Indebtedness secured by such liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.8; (h) other liens incidental to the conduct of Borrower's business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from Lender's rights in or the value of Borrower's property or assets or which do not materially impair the use thereof in the operation of Borrower's business; (i) Liens on assets that do not constitute Collateral securing and only securing Permitted Indebtedness; and (j) liens disclosed on Exhibit 1.2-A, the existence of which Lender has consented to in writing.

          "Permitted Indebtedness" means Indebtedness of the Borrower for money borrowed incurred in the ordinary course of Borrower's business and the proceeds of which were used by Borrower to acquire Contracts.

          "Person" shall mean an individual, a partnership, a corporation, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a governmental authority or any other entity of whatever nature.

          "Pledged Contract" shall mean a Contract that constitutes Collateral by virtue of clause (a) of the definition of Collateral.

          "Pledged Contract Obligor" means the Person obligated under a Pledged Contract.

          "Pledged Contract Vehicle" shall mean a Vehicle that is or intended or purported to be subject to the Lien of a Pledged Contract.

          "Prime Rate" for the purpose of this Agreement means the rate of interest publicly announced from time to time by The Bank of New York at its principal office in New York as its prime rate or prime lending rate. This rate of interest is determined from time to time by The Bank of New York as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by the bank to any particular class or category of customers of The Bank of New York.

          "Purchaser" shall mean a Person, other than a Dealer, obligated under a Contract.

          "Questionnaire" shall mean the Questionnaire executed by Borrower and delivered to Lender in the form of Exhibit 1.2-E.

          "RCRA" shall mean the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as same may be amended from time to time.

          "Regular LIBOR Rate" shall mean, for any Interest Period, the rate per annum (rounded upward, if necessary, to the next higher 1/16 of 1%) at which The Bank of New York (or other Person from whom Lender obtains funding or credit) offered or would have offered to place with first-class banks in the London interbank market deposits in Dollars in amounts comparable to the LIBOR Rate Advance to which such Interest Period applies, for a period equal to such Interest Period, at 11:00 a.m. (London time) on the third LIBOR Business Day before the first day of such Interest Period.

          "Regular LIBOR Rate Advance" shall mean any Revolving Advance the interest on which is, or is to be, as the context may require, computed on the basis of the Adjusted Regular LIBOR Rate.

          "Release" shall have the meaning set forth in Section 5.7(c)(i) hereof.

          "Repossessed Vehicle" shall mean a Vehicle that (a)(i) is a Pledged Contract Vehicle or (ii) was a Pledged Contract Vehicle and was acquired by Borrower upon the exercise of its rights under a Pledged Contract and (b) is in the possession or otherwise under the control of Borrower.

          "Required Percentage" shall mean (a) 3% from the date hereof through but excluding the first anniversary of this Agreement, (b) 2% from and including the first anniversary through and excluding the second anniversary, and (c) 1% thereafter.

          "Reserve Requirement" means, at any time, the then current maximum rate for which reserves (including any marginal, supplemental or emergency reserve) are required to be maintained under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding five billion Dollars against "Eurocurrency liabilities", as that term is used in Regulation
D. The Adjusted LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Requirement.

          "Revolving Advances" shall mean advances made by Lender to Borrower pursuant to this Agreement.

          "Revolving  Credit Note" shall mean a  promissory  note in the form of
Exhibit 1.2-B.

          "Security Interest" shall mean the assignments and pledges to Lender of, and the continuing security interest of Lender in, the Collateral intended to be effected by the terms of this Agreement or any of the Other Documents.

          "Subsidiary" of any Person shall mean a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

          "Subsidiary Stock" shall mean all of the issued and outstanding shares of stock owned by Borrower of a Subsidiary.

          "Tangible Net Worth", at a particular date, shall mean all amounts which would be included under shareholders' equity on a balance sheet of Borrower as at such date, less the sum of the aggregate book value of all assets which would under GAAP be classified as intangible assets.

          "Taxes" shall mean, for any period, all federal, state and local income taxes of Borrower and its Subsidiaries for such period.

          "Term" has the meaning ascribed to that term in Section 13.1.

          "Toxic Substance" shall mean and include any material present on the Real Property or the Leasehold Interests which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. Section 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted, relating to toxic substances. "Toxic substance" includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

          "Transactions" shall have the meaning set forth in Section 5.5 hereof.

          "Transferee" shall have the meaning set forth in Section 14.3(b).

          "Vehicle" shall mean a motor vehicle.

          1.3. Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York shall have the meaning given therein unless otherwise defined herein.


                    II. ADVANCES, PAYMENT, INTEREST AND FEES

          2.1. (a) Revolving Advances. Subject to the terms and conditions set forth in this Agreement, Lender will make Revolving Advances to Borrower in aggregate amounts outstanding at any time equal to the lesser of (i) the Maximum Loan Amount and (ii) subject to Section 2.1(b) hereof, 95% ("Advance Rate"), of the aggregate unpaid principal balance of Eligible Pledged Contracts, plus, the credit balance, if any, of the Matured Funds Account, minus any Additional Reserves (the "Formula Amount"). The Revolving Advances shall be evidenced by this Agreement, the loan account maintained by Lender pursuant to Section 2.7 hereof and the Revolving Credit Note.

          (b) Discretionary Rights. The Advance Rate may be increased or decreased by Lender at any time and from time to time in the exercise of its reasonable discretion. Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates may limit or restrict Revolving Advances requested by Borrower.

          2.2. Procedure for Revolving Advances Borrowing. (a) (i) Notice. Borrower shall notify Lender prior to 11:00 a.m. (New York time) on, in the case of Base Rate Advances, the Business Day of, and, in the case of LIBOR Rate Advances, the third LIBOR Business Day before, the requested date for the making of such Revolving Advances.

          (ii) LIBOR Rate Advances. Each LIBOR Rate Advance shall be made as an Average LIBOR Rate Advance. Lender shall have the right, in its sole discretion, at the end of each Interest Period applicable to a LIBOR Rate Advance, by notice to Borrower not less than four LIBOR Business Days prior to the last day of such Interest Period, to offer to Borrower the option to continue such LIBOR Rate Advance as an Average LIBOR Rate Advance with an Interest Period of one month or as a Regular LIBOR Rate Advance with an Interest Period of one, two or three months, as specified by Lender (a "LIBOR Rate Extension Offer"). Borrower may accept any such offer by notice to Lender prior to 11:00 a.m. (New York time) specifying which of the offered options it is accepting or declining such options. Borrower's failure to give Lender any such notice shall be deemed a declination of such offer. If Lender does not make a LIBOR Rate Extension Offer, or if Borrower declines, or is deemed to have declined, to accept a LIBOR Rate Extension Offer with respect to a Revolving Advance, such Revolving Advance shall be continued as a Base Rate Advance.

          (b) The aggregate of the Revolving Advances requested shall be not less than the lesser of (i) in the case of Base Rate Advances, $75,000 and, in the case of LIBOR Rate Advances, $500,000 or, in either case, an integral multiple thereof and (ii) the maximum amount that can then be borrowed by Borrower hereunder; provided, that, there shall not be, at any one time, more than six Interest Periods in effect in the aggregate for all LIBOR Rate Advances. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Lender, or with respect to any other Obligation, become due and be unpaid by the Borrower, same shall be deemed a request for a Revolving Advance (which shall be a Base Rate Advance) as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Lender, and such request shall be irrevocable.

          2.3. Disbursement of Revolving Advance Proceeds. All Revolving Advances shall be disbursed from whichever office or other place Lender may designate from time to time and, together with any and all other Obligations of Borrower to Lender, shall be charged to Borrower's account on Lender's books. During the Term, Borrower may use the Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Revolving Advance requested by Borrower or deemed to have been requested by Borrower under Section 2.2(a) hereof shall, with respect to requested Revolving Advances to the extent Lender makes such Revolving Advances, be made available to Borrower on, in the case of Base Rate Advances, the Business Day of, and, in the case of LIBOR Rate Advances, the third LIBOR
Business Day after, the day so requested by way of credit to Borrower's operating account at such bank as Borrower may designate following notification to Lender, in immediately available federal or other immediately available funds or, with respect to Revolving Advances deemed to have been requested in accordance with Section 2.2(b) hereof, be disbursed to Lender in payment of outstanding Obligations.

          2.4. Repayment of Revolving Advances. (a) Optional Prepayments. At its option and upon three Business Days' prior written notice, Borrower may prepay the Revolving Advances in whole at any time or in part from time to time, without premium or penalty (subject to Section 3.7 hereof), but with accrued interest on the principal being prepaid to the date of such repayment, provided that each partial prepayment of principal shall be in the amount of at least $100,000 or in integral multiples thereof; and provided, further, that no partial prepayment shall reduce the amount of a LIBOR Rate Advance below $500,000.

          (b) Revolving Advance Due Date. The Revolving Advances shall be due and payable in full on the last day of the Term, subject to earlier prepayment as herein provided.

          (c) Application of Collection. Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Lender on the date received. In consideration of Lender's agreement to conditionally credit Borrower's account as of the Business Day on which Lender receives those items of payment, Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Lender on account of the Obligations two days after confirmation to Lender by the Blocked Account bank or the Depository Account bank as provided for in Section 4.16(f), that such items of payment have been collected in good funds and finally credited to Lender's account. Lender is not, however, required to credit Borrower's account for the amount of any item of payment which is unsatisfactory to Lender and Lender may charge Borrower's account for the amount of any item of payment which is returned to Lender unpaid.

          (d) Manner of Payments. All payments of principal, interest and other amounts payable hereunder, or under any of the related agreements shall be made to Lender at the Payment Office not later than 1:00 P.M. (New York time) on the due date therefor in lawful money of the United States of America in Federal or other funds immediately available to Lender. Lender shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrower's account or by making Revolving Advances as provided in
Section 2.3 hereof.

          (e) No Deduction. Borrower shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

          2.5. Application of Payments. Unless Borrower otherwise specifies, all repayments of the Revolving Advances shall be applied first to the repayment of Base Rate Advances and second, subject to Section 2.6, to the extent LIBOR Rate Advances are outstanding, to credit to the Matured Funds Account. The Matured Funds Account shall bear interest at the rate of interest paid by BNY from time to time on similar accounts. Such interest shall, so long as an Event of Default or an Incipient Event of Default does not exist, be credited to such account of Borrower at BNY as Borrower shall specify from time to time and during an Event of Default or an Incipient Event of Default, be credited to and be part of the Matured Funds Account. During an Event of Default or Incipient Event of Default, Lender may, in its discretion apply the Matured Funds Account to the repayment of Base Rate Advances or LIBOR Rate Advances or both.

          2.6. Repayment of Excess Advances. The aggregate balance of Revolving Advances outstanding at any time in excess of the maximum Revolving Advances permitted under Section 2.1 hereof (a "Borrowing Base Deficiency") shall be immediately due and payable without the necessity of any demand, at the place designated by Lender, whether or not an Incipient Event of Default or Event of Default has occurred, except that this Section 2.6 shall not apply if, to the extent and so long as Lender shall have agreed in writing with Borrower to permit the balance of Revolving Advances outstanding to exceed such maximum permitted amount. Lender may at any time revoke any such permission, without notice to Borrower, and an application by Lender of the proceeds of Collateral to the repayment of Revolving Advances shall be deemed the revocation of such permission.

          2.7. Statement of Account. Lender shall maintain, in accordance with its customary procedures, a loan account in the name of Borrower in which shall be recorded the date and amount of each Revolving Advance made by Lender and the date and amount of each payment in respect thereof; provided, however, the failure by Lender to record the date and amount of any Revolving Advance shall not adversely affect Lender. For each month, Lender shall send to Borrower a statement showing the accounting for the Revolving Advances made, payments made or credited in respect thereof, and other transactions between Lender and Borrower, during such month. The monthly statements shall be deemed correct and binding upon Borrower in the absence of manifest error and shall constitute an account stated between Lender and Borrower unless Lender receives a written statement of Borrower's specific exceptions thereto within 30 days after such statement is received by Borrower. The records of Lender with respect to the loan account shall be prima facie evidence of the amounts of Revolving Advances and other charges thereto and of payments applicable thereto.

          2.8. Additional Payments. Any sums expended by Lender due to Borrower's failure to perform or comply with its obligations under this Agreement including, without limitation, Borrower's obligations under Sections 4.2, 4.4, 4.12, 4.13, 4.14, 4.15 and 6.1 hereof, may be charged to Borrower's account as a Revolving Advance and added to the Obligations.


                             III. INTEREST AND FEES.

          3.1. Interest. (a) (i) Interest on the outstanding principal amount of Revolving Advances shall be payable in arrears on the last day of each month.

Such interest charges shall be computed on the average of such daily Revolving Advances outstanding during the month (the "Monthly Advances") at a rate per annum equal to (A) with respect to LIBOR Rate Advances, the applicable Adjusted LIBOR Rate plus the Applicable Margin and (B) with respect to the Base Rate Advances, the Alternate Base Rate plus the Applicable Margin (as applicable, each a "Contract Rate"). Interest for any monthly period shall be calculated from and including the first day thereof to but excluding the last day thereof.

          (ii) If the original Term shall have been extended pursuant to Section 13.1, each of the Applicable Margins shall, effective as of the last day of the original Term, be a rate per annum otherwise applicable hereunder minus 0.25%, provided that no Incipient Event of Default or Event of Default shall have occurred or exist and that Borrower shall, during the period from July 1, 1996 through June 30, 1997, have had an EBITDA equal to or greater than $4,000,000.

          (b) Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect.

          (c) In the event and so long as the Advance Rate has been increased by Lender in exercise of its right pursuant to Section 2.1(b) or if and so long as Lender shall have permitted the maximum amount of Revolving Advances outstanding hereunder to exceed the Maximum Loan Amount, the rate of interest applicable shall be the rate per annum otherwise applicable hereunder plus 1%.

          (d) Upon and after the occurrence of an Event of Default, and during the continuation thereof, the Obligations shall bear interest at the applicable Contract Rate plus two (2%) percent per annum (the "Default Rate").

          3.2. Closing Fee. Upon the execution of this Agreement, Borrower shall pay to Lender $75,000, such amount constituting the balance due of the $150,000 closing fee, $75,000 of which was paid by Borrower upon the acceptance by it of the Commitment Letter.

          3.3. Collateral Monitoring Fee. Borrower shall pay to Lender on the first day of each month a collateral monitoring fee in an amount equal to the greater of (a) $8,333 per month and (b) $5 per Contract submitted to Lender, during the preceding month, plus all costs and disbursements incurred by Lender in the performance of any examination or analysis of Collateral or other matters performed by Lender during such month.

          3.4. Unused Facility Fee. Borrower shall pay to Lender an unused facility fee on the daily unused amount of Lender's Maximum Loan Amount for each day at a rate per annum of, until December 24, 1996, 0.125% and, thereafter, 0.250%, payable in arrears, on the last Business Day of each calendar quarter, except that, for all calendar quarters commencing with the third full calendar quarter after the Closing Date, if the average outstanding Revolving Advances for such calendar quarter shall be less than $10,000,000, such unused facility fee, during such calendar quarter, shall be increased to a rate per annum of 0.500%.

          3.5. Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension.

          3.6. Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that a court determines that Lender has received interest and other charges hereunder in excess of the highest rate applicable hereto, such excess interest shall be first applied to any unpaid principal balance owed by Borrower, and if the then remaining excess interest is greater than the previously unpaid principal balance, Lender shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

          3.7. Increased Costs. (a) In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

               (i) subject Lender (or any Person controlling Lender or from whom Lender obtains funding or credit) to any tax of any kind whatsoever with respect to this Agreement or any LIBOR Rate Advance or change the basis of taxation of payments to Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for changes in the rate of tax on the overall net income of Lender by the jurisdiction in which it maintains its principal office);

               (ii) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Lender (or any Person controlling Lender or from whom Lender obtains funding or credit), including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

               (iii) impose on Lender (or any Person controlling Lender or from whom Lender obtains funding or credit) or the London interbank Eurodollar market any other condition with respect to this Agreement, any Other Documents or any LIBOR Rate Advance;

and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining its commitment hereunder or any LIBOR Rate Advances by an amount that Lender deems to be material, then, in any case Borrower shall promptly pay Lender, upon its demand, such additional amount as will compensate Lender for such additional cost or such reduction, as the case may be. Lender shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error.

          (b) Lender's obligations to make or continue LIBOR Rate Advances shall be suspended, all Lender's outstanding LIBOR Rate Advances shall be converted on the last day of their applicable Interest Periods (or, if earlier, in the case of clause (iii) below, on the last day Lender may lawfully continue to maintain the LIBOR Rate Advances or, in the case of clause (iv) below, on the day determined by Lender to be the last Business Day before the effective date of the applicable restriction) into, and all pending requests for the making of LIBOR Rate Advances by Lender shall be deemed requests for, Base Rate Advances, if:

               (i) on or prior to the determination of an interest rate for a LIBOR Rate Advance for any Interest Period, Lender determines that for any reason appropriate information is not available to it for purposes of determining the applicable LIBOR Rate for such Interest Period;

               (ii) on or prior to the first day of any Interest Period for a LIBOR Rate Advance, Lender determines that the applicable LIBOR Rate for such Interest Period would not accurately reflect the cost to Lender of making such LIBOR Rate Advance for such Interest Period;

               (iii) at any time Lender determines that any Regulatory Change makes it unlawful or impracticable for Lender or its applicable lending office to make or continue any LIBOR Rate Advance, or to comply with its obligations hereunder in respect thereof; or

               (iv) Lender determines that, by reason of any regulatory change, Lender or its applicable lending office (or any Person controlling Lender or from whom Lender obtains funding or credit) is restricted, directly or indirectly, in the amount that it may hold of (A) a category of liabilities that includes deposits by reference to which, or on the basis of which, the interest rate applicable to LIBOR Rate Advances is directly or indirectly determined or (B) the category of assets that includes LIBOR Rate Advances.

          3.8. Capital Adequacy. (a) In the event that Lender shall have determined that any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of Lender (or of any Person controlling Lender or from whom Lender obtains funding or credit) as a consequence of its obligations hereunder to a level below that which Lender (or any Person controlling Lender or from whom Lender obtains funding or credit) could have achieved but for such adoption, change or compliance (taking into consideration the policies of Lender (or of any Person controlling Lender or from whom Lender obtains funding or credit) with respect to capital adequacy) by an amount deemed by Lender (or any Person controlling Lender or from whom Lender obtains funding or credit) to be material, then, from time to time, Borrower shall pay upon demand to Lender such additional amount or amounts as will compensate Lender (or any Person controlling Lender or from whom Lender obtains funding or credit) for such reduction. In determining such amount or amounts, Lender may use any reasonable averaging attribution methods. The protection of this Section 3.8 shall be available to Lender regardless of any possible contention of invalidity or inapplicability of the law, regulation or condition which shall have been imposed.

          (b) A certificate of Lender setting forth such amounts as shall be necessary to compensate Lender as specified in this Section 3.8 shall be delivered to Borrower and shall be conclusive absent manifest error.

          3.9. Survival. The obligations of Borrower under Sections 3.7 and 3.8 shall survive the termination of this Agreement and Other Documents and payment in full of the Obligations.


                          IV. COLLATERAL: GENERAL TERMS

          4.1. Security Interest in the Collateral. (a) To secure the prompt payment and performance to Lender of the Obligations, Borrower hereby assigns, pledges and grants to Lender a continuing security interest in and to all of the Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Lender's security interest and shall cause its financial statements to reflect such security interest.

          (b) Borrower agrees that the Security Interest shall at all times be valid and perfected and enforceable against Borrower and all third parties, in accordance with the terms hereof, as security for the Obligations and that the Collateral shall not at any time be subject to any Lien that is prior to, on a parity with or junior to the Security Interest.

          4.2. Perfection of Security Interest. Borrower shall take all action that may be necessary or desirable, or that Lender may request, so as at all time to maintain the validity, perfection, enforceability and priority of Lender's security interest in the Collateral or to enable Lender to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to (a) immediately discharging all Liens, (b) delivering to Lender, endorsed or accompanied by such instruments of assignment as Lender may specify, and stamping or marking, in such manner as Lender may specify, any and all chattel paper, instruments, letters of credits and advice thereof and documents evidencing or forming a part of the Collateral, (c) entering into warehousing, lockbox and other custodial arrangements satisfactory to Lender, and (d) executing and delivering financing statements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Lender, relating to the creation, validity, perfection, maintenance or continuation of Lender's security interest under the Uniform Commercial Code or other applicable law. All charges, expenses and fees Lender may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrower's account and added to the Obligations, or at Lender's option, shall be paid to Lender immediately upon demand.

          4.3. (a) Disposition of Collateral. Borrower will safeguard and protect all Collateral for Lender's general account and make no disposition thereof whether by sale, lease or otherwise, except the disposition of Pledged Contracts and Repossessed Vehicles in the ordinary course of business, provided that, both before and after each of such dispositions, (i) there shall be no Event of Default, Incipient Event of Default or Borrowing Base Deficiency, (ii) Borrower shall have given written notice to Lender of such disposition and (iii) the proceeds of such disposition of Pledged Contracts and Repossessed Vehicles shall be remitted to Lender as a payment of the Obligations.

          (b) Release of Pledged Contracts. Borrower may at any time and from time to time obtain the release of Pledged Contracts from the Security Interest by written request for such release to Lender, provided, that, both before and after each such requested release, there shall be no Event of Default, Incipient Event of Default or Borrowing Base Deficiency.

          (c) Effect of Notice and Request; Release of Security Interest. (i) Each notice of the disposition of Collateral pursuant to Section 4.3(a) and each request for release of Pledged Contracts pursuant to Section 4.3(b) shall be deemed to constitute a representation and warranty by Borrower that it is in compliance with conditions specified in the applicable proviso to such subsection.

          (ii) Any Collateral  disposed of in accordance  with the provisions of
Section 4.3(a) or released in accordance with the provisions of Section 4.3(b) shall be deemed released from the Security Interest at the time, in the case of dispositions pursuant to Section 4.3(a), Lender has received the proceeds of the applicable disposition in a form of payment acceptable to it, in its reasonable discretion, and, in the case of releases pursuant to Section 4.3(b), at the time of the applicable request.

          4.4. Preservation of Collateral. Following the occurrence of an Incipient Event of Default or Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Lender: (a) may at any time take such steps as Lender deems necessary to protect Lender's interest in and to preserve the Collateral; (b) may employ and maintain at any of Borrower's premises a custodian who shall have full authority to do all acts necessary to protect Lender's interests in the Collateral; (c) may lease warehouse facilities to which Lender may move all or part of the Collateral; (d) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, to the extent permitted by law, and may proceed over and through any of Borrower's owned or leased property. Borrower shall cooperate fully with all of Lender's efforts to preserve the Collateral and will take such actions to preserve the Collateral as Lender may direct. All of Lender's expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrower's account and added to the Obligations.

          4.5. Ownership of Collateral. With respect to the Collateral, at the time the Collateral becomes subject to the Security Interest: (a) Borrower shall be the sole owner of the interest in the Collateral specified on Exhibit 4.5-A and be fully authorized and able to sell, transfer, pledge and/or grant a security interest in each and every item of the Collateral to Lender; and, the Collateral shall be free and clear of all Liens, Claims, Charges and encumbrances whatsoever (subject, in case of the Cash Reserve Account to the rights of Empire under the Empire Cash Reserve Account Agreement); (b) each document and agreement executed by Borrower or delivered to Lender in connection with this Agreement shall be true and correct in all respects; (c) all signatures and endorsements that appear on such documents and agreements shall be genuine and been affixed by Persons who shall have full capacity to execute same; and (d) Borrower's Repossessed Vehicles are located as set forth on
Exhibit 4.5-B and shall not be removed from such location(s) without the prior written consent of Lender except with respect to the sale of Repossessed Vehicles in the ordinary course of business permitted by Section 4.3 hereof.

          4.6. Defense of Lender's Interests. Until (a) payment and performance in full of all of Obligations and (b) termination of this Agreement, Lender's interests in the Collateral hereby granted to Lender shall continue in full force and effect. During such period Borrower shall not, without Lender's prior written consent, pledge, sell (except dispositions permitted under Section 4.3 hereof), assign, transfer, create or suffer to exist a security interest in, Lien, Claim or Charge upon or encumber or allow or suffer to be encumbered in any way, any part of the Collateral, except, in the case of the Cash Reserve Account, the rights of Empire under the Empire Cash Reserve Account Agreement. Borrower shall defend Lender's interests in the Collateral against any and all persons whatsoever. In addition, with respect to all Collateral, Lender shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other applicable law. Borrower shall, and Lender may, at its option, instruct all suppliers, carriers, forwarders, warehouses or others receiving or holding cash, checks, Repossessed Vehicles, which are such by virtue of clause (a)(ii) of the definition thereof, documents or instruments in which Lender holds a security interest to deliver same to Lender and/or subject to Lender's order and if they shall come into Borrower's possession, they, and each of them, shall be held by Borrower in trust as Lender's trustee, and Borrower will immediately deliver them to Lender in their original form together with any necessary endorsement; provided, that, this sentence shall apply to Repossessed Vehicles only during an Event of Default or an Incipient Event of Default.

          4.7. Books and Records. Borrower (a) shall keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonable current basis set up on its books, from its earnings, allowances against doubtful Pledged Contracts, advances and investments and all other proper accruals (including without limitation by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrower.

          4.8. Financial Disclosure. Borrower hereby irrevocably authorized and directs all accountants and auditors employed by Borrower at any time during the term of this Agreement to exhibit and deliver to Lender copies of any of Borrower's financial statements, trial balances or other accounting records of any sort in the accountant's or auditor's possession, and to disclose to Lender any information such accountants may have concerning Borrower's financial status and business operations. Borrower hereby authorizes all federal, state and municipal authorities to furnish to Lender copies of reports or examinations relating to Borrower, whether made by Borrower or otherwise; however, Lender will attempt to obtain such information or materials directly from Borrower prior to obtaining such information or materials from such accountants. Lender shall treat all information received by it pursuant to this Section 4.8 that is not public information as confidential; provided, that, nothing herein shall prevent Lender from disclosing such information (a) to its officers, directors, employees, attorneys, and accountants who have a need to know such information in accordance with customary banking practices and who receive such information having been made aware of the restrictions set forth in this Section 4.8, (b) upon the order or other process of any court or administrative agency or regulatory authority of competent jurisdiction, (c) pursuant to any requirement of applicable law, (d) protecting, exercising or enforcing any of its rights hereunder and under the Other Documents or (e) to any potential Transferee, so long as such Person shall have been made aware of and agreed to abide by the restrictions set forth in this Section 4.8.

          4.9. Compliance with Laws. Borrower shall comply in all materials respects with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to the Collateral or any part thereof or to the operation of Borrower's business the non-compliance with which would have a material adverse effect on the Collateral, or the operations, business or condition (financial or otherwise) of Borrower.

          4.10. Inspection of Premises. At all reasonable times and without thereby unreasonably interfering with the conduct of the Borrower's business, Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from Borrower's books, records, audits, correspondence and all other papers relating to the Collateral and the operation of Borrower's business. Lender and its agents may enter upon any of Borrower's premises at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of Borrower's business provided, that, such inspection shall not unreasonably interfere with the conduct of the Borrower's business. Lender agrees that, as long as there is no Event of Default or Incipient Event of Default, the total number of such inspection will be limited to not more than 12 times during any one year period. Borrower shall pay all out-of-pocket expenses plus fees/charges for Lender examiners/appraisers at the BNY standard rate, as well as fees/charges for outside examiner/appraiser as billed directly to Borrower, provided, that, the aggregate of such expenses and fees/charges incurred while no Incipient Event of Default or Event of Default exists and during the 12-month period from the Closing Date and until its anniversary (and during any succeeding 12-month period ending with an anniversary of the Closing Date) shall not exceed $25,000 for any such 12-month period.

          4.11. Insurance. Borrower shall bear the full risk of loss from any loss of any nature whatsoever with respect to the Collateral. At Borrower's own cost and expense in amounts and with carriers acceptable to Lender, Borrower shall (a) maintain, with respect to Pledged Contracts, an Indemnity Policy; (b) keep all its other insurable properties and properties in which Borrower has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to Borrower's; (c) maintain a bond in such amounts as is customary in the case of companies engaged in business similar to Borrower's insuring against larceny, embezzlement or other criminal misappropriation of insured's officers and employees who may either singly or jointly with others at any time have access to the assets or funds of Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets;
(d) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (e) maintain all such workmen's compensation or similar insurance as may be required under the laws of any state or jurisdiction in which Borrower is engaged in business; (f) obtain, within 45 days of the Closing Date, business interruption insurance in amounts, with insurers and upon terms, reasonably acceptable to Lender; (g) and furnish Lender with (i) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least 30 days before any expiration date, and
(ii) appropriate Lender's Loss Payable Endorsement or other loss payable endorsements in form and substance satisfactory to Lender, naming Lender as loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (a), (b) and (c) above, and providing (A) that all proceeds thereunder shall be payable to Lender, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be canceled, amended or terminated unless at least 30 days' prior written notice is given to Lender. In the event of any loss thereunder, the carriers named therein hereby are directed by Lender and Borrower to make payment for such loss to Lender and not to Borrower and Lender jointly. If any insurance losses are paid by check, draft or other instrument payable to Borrower and Lender jointly, Lender may endorse Borrower's name thereon and do such other things as Lender may deem advisable to reduce the same to cash. Lender is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses
(a), (b) and (c) above. All loss recoveries received by Lender upon any such insurance may be applied to repay or secure the Obligations, in such order as Lender in its sole discretion shall determine. Any surplus shall be paid by Lender to Borrower or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Borrower to Lender, on demand. Anything hereinabove to the contrary notwithstanding, and subject to the fulfillment of the conditions set forth below, Lender shall remit to Borrower insurance proceeds received by Lender during any calendar year under insurance policies procured and maintained by Borrower which insure Borrower's insurable properties (other than Collateral) to the extent such insurance proceeds do not exceed $25,000 in the aggregate during such calendar year or $10,000 per occurrence. In the event the amount of insurance proceeds received by Lender for any occurrence exceeds $25,000 then Lender shall not be obligated to remit the insurance proceeds to Borrower unless Borrower shall provide Lender with evidence reasonably satisfactory to Lender that the insurance proceeds will be used by Borrower to repair, replace or restore the insured property which was the subject of the insurable loss. In the event Borrower has previously received (or, after giving effect to any proposed remittance by Lender to Borrower would receive) insurance proceeds which equal or exceed $25,000 in the aggregate during any calendar year, then Lender may, in its sole discretion, either remit the insurance proceeds to Borrower upon Borrower providing Lender with evidence reasonably satisfactory to Lender that the insurance proceeds will be used by Borrower to repair, replace or restore the insured property which was the subject of the insurable loss, or apply the proceeds to the Obligations, as aforesaid. The agreement of Lender to remit insurance proceeds in the manner above provided shall be subject in each instance to satisfaction of each of the following conditions: (x) No Event of Default or Incipient Event of Default shall then have occurred, and (y) Borrower shall use such insurance proceeds to repair, replace or restore the insurable property which was the subject of the insurable loss and for no other purpose.

          4.12. Failure to Pay Insurance. If Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Lender, if Lender so elects, may obtain such insurance and pay the premium therefor for Borrower's account, and charge Borrower's account therefore and such expenses so paid shall be part of the Obligations.

          4.13. Cash Reserve Account. (a) Borrower shall establish a cash reserve account (the "Cash Reserve Account") which shall be subject to the Empire Cash Reserve Account Agreement, at BNY in an account in the name of Borrower. The Borrower shall, at all times on and after the Closing Date, maintain in the Cash Reserve Account a balance in available funds in an amount not less than 7% of the outstanding principal balance of the Pledged Contracts at such time. The Cash Reserve Account shall bear interest at the rate of interest paid by BNY from time to time on the Matured Funds Account pursuant to
Section 2.5. Such interest shall be credited to and constitute part of the Cash Reserve Account.

          (b) Lender shall have exclusive dominion and control over the Cash Reserve Account, subject however to Empire's rights under Empire's Cash Reserve Account Agreement, including but not limited to Empire's sole right to draw on the Cash Reserve Account and to reimburse itself for losses and loss adjustment expenses incurred under the Empire Indemnity Policy.

          (c) Lender is hereby authorized from time to time to file one or more financing or continuation statements or amendments thereto without the signature of or in the name of Borrower (a carbon, photographic or other reproduction of this Agreement or any financing statement filed in connection with this Agreement shall be sufficient as a financing statement).

          (d) Upon termination of the Empire Cash Reserve Account Agreement, and after Empire has reimbursed itself for all losses and loss adjustment expenses incurred under the Empire Indemnity Policy, Lender is hereby authorized to debit the Cash Reserve Account with the amount of any payment due under any Pledged Contract and to apply an amount equal to such debit to the repayment of any Obligations then due and to hold the balance of such amount as Collateral to secure the balance of the Obligations. Lender will give Borrower prompt notice of any such debit and of the application thereof, but the failure to give any such notice shall not invalidate such debit or the application thereof or result in any liability of Lender to Borrower or any other Person.

          4.14. Payment of Taxes. Borrower will pay, when due, all taxes, assessments and other Charges or Claims lawfully levied or assessed upon Borrower or any of the Collateral including, without limitation, property taxes, assessments and charges and all franchise, income, employment, old age benefits, withholding, and sales taxes. If any tax by any governmental authority is or may be imposed on or as a result of any transaction between Borrower and Lender which Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any Claim shall be made which, in Lender's opinion, may possibly create a valid Lien, Charge or Claim on the Collateral, Lender may without notice to Borrower pay the taxes, assessments, Liens, Charges or Claims and Borrower hereby indemnifies and holds Lender harmless in respect thereof. Lender will not pay any taxes, assessments, Liens, Charges or Claims to the extent that (a) they constitute the Permitted Encumbrances or (b) Borrower has contested or disputed those Liens, Charges and Claims in good faith, by expeditious protest, administrative or judicial appeal or similar proceeding provided that any related tax Lien is stayed and sufficient reserves are established to the reasonable satisfaction of Lender; provided, however, that such Tax, assessment, Lien, Charge or Claim does not relate to the collateral. The amount of any payment by Lender under this Section 4.14 shall be charged to Borrower's account as a Revolving Advance and added to the Obligations and, until Borrower shall furnish Lender with an indemnity therefore (or supply Lender with evidence satisfactory to Lender that due provision for the payment thereof has been made), Lender may hold without interest any balance in any account at Lender or The Bank of New York standing to Borrower's credit and Lender shall retain its security interest in any and all Collateral held by Lender.

          4.15. Payment of Leasehold Obligations. Borrower shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Lender's request will provide evidence of having done so.

          4.16. Collateral. (a) Location of Borrower. Borrower's chief executive office is located at 4704 Harlan Street, Suite 260, Denver CO 80212. Until written notice is given to Lender by Borrower of any other office at which it keeps its records pertaining to Collateral, all such records shall be kept at such executive office.

          (b) Collection of Collateral. Until Borrower's authority to do so is terminated by Lender (which notice Lender may give at any time following the occurrence of an Event of Default or an Incipient Event of Default or when Lender in its sole discretion deems it to be in Lender's best interest to do so) and subject to Section 4.16(f), Borrower will, at Borrower's sole cost and expense, collect as Lender's property and in trust for Lender all amounts payable under any of the Pledged Contracts, and shall not commingle such collections with Borrower's funds or use the same except to pay Obligations. Borrower shall, upon request, deliver to Lender in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

          (c) Notification of Assignment of Collateral. At any time following the occurrence of an Event of Default or an Incipient Event of Default, Lender shall have the right to send notice of the assignment of, and the Security Interest in, the Collateral to any and all Persons obligated thereunder or any third party holding or otherwise concerned with any of the Collateral. Thereafter, Lender shall have the sole right to collect amounts payable under the Pledged Contracts, take possession of the Collateral, or both. All costs and expenses of Lender related to such collection or possession, including stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrower's account and added to the Obligations.

          (d) Power of Lender to Act on Borrower's Behalf. Lender shall have the right to receive, endorse, assign and/or deliver in the name of Lender or Borrower any and all checks, drafts and other instruments for the payment of money relating to the Collateral, and Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Borrower hereby constitutes Lender or Lender's designee as Borrower's attorney with power
(i) to endorse Borrower's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign
Borrower's name on any invoice or bill of lading relating to any of the Collateral; (iii) to send verifications of Collateral; (iv) to sign Borrower's name on all financing statements or any other documents or instruments deemed necessary or appropriate by Lender to preserve, protect, or perfect Lender's interest in the Collateral and to file same; (v) to demand payment of the Collateral; (vi) to enforce payment of the Collateral by legal proceedings or otherwise; (vii) to exercise all of Borrower's rights and remedies with respect to the collection of the Collateral and any other Collateral; (viii) to settle, adjust, compromise, extend or renew any Collateral; (ix) to settle, adjust or compromise any legal proceedings brought to collect any amount payable under the Collateral; (x) to prepare, file and sign Borrower's name on a proof of claim in bankruptcy or similar document against any Person obligated under any Collateral ; (xi) to prepare, file and sign Borrower's name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with any Collateral ; and (xii) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross negligence; this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Lender shall have the right at any time following the occurrence of an Event of Default or Incipient Event of Default, to change the address for delivery of mail addressed to Borrower to such address as Lender may designate.

          (e) No Liability. Lender shall not, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Collateral or any instrument received in payment thereof, or for any damage resulting therefrom, except for errors, omissions, and delays that are determined by a final judgment of a court having jurisdiction over Lender to be solely the result of Lender's willful misconduct or knowing violations of law. Following the occurrence of an Event of Default or Incipient Event of Default Lender may, without notice or consent from Borrower, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Collateral or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Lender is authorized and empowered to accept following the occurrence of an Event of Default or Incipient Event of Default the return of Vehicles and any other goods securing any of the Pledged Contract, without notice to or consent by Borrower, all without discharging or in any way affecting Borrower's liability hereunder.

          (f) Establishment of a Lockbox Account, Depository Account. All proceeds of Pledged Contracts shall, at the direction of Lender, be deposited by Borrower into a lockbox account (including the Lockbox and Account), dominion account or such other "blocked account" ("Blocked Accounts") pursuant to an arrangement with such bank as may be selected by Borrower and be acceptable to Lender. Borrower shall issue to any such bank, an irrevocable letter of instruction directing said bank to transfer such funds so deposited to Lender, either to any account maintained by Lender at said bank or by wire transfer to appropriate account(s) of Lender. All funds deposited in such "blocked account" shall immediately become the property of Lender and Borrower shall obtain the agreement by such bank to waive any offset rights against the fund so deposited. Lender assumes no responsibility for such "blocked account" arrangement, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Alternatively, Lender may establish depository accounts ("Depository Accounts") in the name of Lender at a bank or banks for the deposit for such funds and Borrower shall deposit all proceeds of Pledged Contracts or cause same to be deposited, in kind, in such Depository Accounts of Lender in lieu of depositing same to the Blocked Accounts. Lender may apply such proceeds to the repayment of such Obligations as may then be due in such order as it may elect in its sole discretion and hold the balance of such proceeds as Collateral to secure the balance of such Obligations. After the Obligations have been paid in full or, in the case of any contingent Obligations, secured in an amount and manner, and with Collateral, satisfactory to Lender in its sole discretion, Lender shall, subject to applicable law, remit any such proceeds received by it to Borrower.

          4.17. Maintenance of Repossessed Vehicles. The Repossessed Vehicles shall be maintained in at least as good operating condition and repair as received (reasonable wear and tear excepted) and, to the extent consistent with Borrower's normal operating procedures, all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Repossessed Vehicles shall be maintained and preserved.

          4.18. Set-Off. Lender is hereby authorized by Borrower, at any time and from time to time, without prior notice, during any Event of Default or Incipient Event of Default, to set off against, and to appropriate and apply to the payment of, the Obligations (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all liabilities owing by Lender or any of its Affiliates to Borrower (whether payable in Dollars or any other currency, whether matured or unmatured and, in the case of liabilities that are deposits, whether general or special, time or demand and however evidenced and whether maintained at a branch or office located within or without the United States). Lender shall give notice to Borrower of any such set-off, but the failure to give such notice shall not affect the validity of such set-off or its application, nor result in any liability of Lender to Borrower or any other Person.

          4.19. Exculpation of Liability. Nothing herein contained shall be construed to constitute Lender as Borrower's agent for any purpose whatsoever, nor shall Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof, except for shortages, discrepancies, damages, losses, and destructions that are determined by a final judgment of a court having jurisdiction over Lender to be solely the result of Lender's wilful misconduct or knowing violations of law. Lender does not, whether by anything herein or in any assignment or otherwise, assume any of Borrower's obligations under any contract or agreement assigned to Lender, and Lender shall not be responsible in any way for the performance by Borrower of any of the terms and conditions thereof.


                        V. REPRESENTATIONS AND WARRANTIES

          Borrower represents and warrants as follows:

          5.1. Authority. Borrower has full power, authority and legal right to enter into this Agreement and the Other Documents and perform all obligations hereunder. The execution, delivery and performance hereof and of the Other Documents are within the Borrower's corporate powers, have been duly authorized, are not in contravention of law or the terms of the Borrower's by-laws, certificate of incorporation or other applicable documents relating to Borrower's formation or to the conduct of Borrower's business or of any material agreement or undertaking to which Borrower is a party or by which Borrower is bound, and will not conflict with nor result in any breach in any of the provisions of or constituting a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of Borrower under the provisions of any agreement, charter, instrument, by-law of other instrument to which the borrower is a party or by which it may be bound.

          5.2. Formation and Qualification. Borrower is duly incorporated and in good standing under the laws of the State of Colorado and is qualified to do business and is in good standing in the states listed on Exhibit 5.2 which constitute all states in which qualification and good standing are necessary for Borrower to conduct its business and own its property and where the failure to so qualify would have a material adverse effect on Borrower or its business. Borrower has delivered to Lender true and complete copies of its certificate of incorporation and by-laws and will promptly notify Lender of any amendment or changes thereto.

          5.3. Survival of Representations and Warranties. All representations and warranties of Borrower contained in this Agreement and the Other Documents shall be true at the time of Borrower's execution of this Agreement and the Other Documents and at the time of the making of each Revolving Advance, and shall survive the execution, delivery and acceptance of this Agreement and the Other Documents by Lender, the closing of the transactions described therein or related thereto and making of such Revolving Advance. Borrower and Lender expressly agree that any misrepresentation or breach of any representation or warranty whatsoever contained in this Agreement or the Other Documents shall be deemed material.

          5.4. Tax Returns. Borrower's federal tax identification number is 84-1148454. Borrower has filed all federal, state and local tax returns and other reports it is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable. The provision for taxes on the books of Borrower are adequate for all years not closed by applicable statutes, and for its current fiscal year, and Borrower has no knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

          5.5. Financial Statements. (a) The pro forma balance sheet of Borrower (the "Pro Forma Balance Sheet") furnished to Lender on the Closing Date reflects the consummation of the transaction contemplated under this Agreement (the "Transaction") and is accurate, complete and correct in all material respects and fairly reflects the financial condition of Borrower as of the Closing Date after giving effect to the Transactions, and has been prepared in accordance with GAAP, consistently applied. The Pro Forma Balance Sheet of Borrower has been certified as accurate, complete and correct in all material respects by the President and Chief Financial Officer of Borrower. All financial statements referred to in this subsection 5.5(a), including the related schedules and notes thereto, have been prepared, in accordance with GAAP, except as may be disclosed in such financial statements.

          (b) The twelve-month cash flow projections of Borrower and its projected balance sheets as of the Closing Date, copies of which are annexed hereto as Exhibit 5.5(b) were prepared by the Chief Financial Officer of Borrower, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Borrower's judgment based on present circumstances of the most likely set of conditions and course of action for the project period. The cash flow projections and the projected balance sheets referred to in this subsection 5.5(b), together with the Pro Forma Balance Sheet, are referred to as the "Pro Forma Financial Statements".

          (c) The consolidated balance sheets of Borrower, its Subsidiaries and such other Persons described therein (including the accounts of all Subsidiaries for the respective periods during which a subsidiary relationship existed) as of November 30, 1995 and December 31, 1995, and the related statements of income, changes in stockholder's equity, and changes in financial position statements for the periods ended on such dates, all accompanied by reports thereon containing opinions without qualification by, in the case of the financial statements as of and for the period ended November 30, 1995, the Chief Financial Officer of Borrower, and in the case of the financial statements as of and for the period ended December 31, 1995, the Borrower's independent certified public accountants, copies of which have been delivered to Lender, have been prepared in accordance with GAAP, practices and procedures, consistently applied (except for changes in application in which such accountants concur and present fairly the financial position of Borrower and its Subsidiaries at such dates and the results of their operations for such periods. Since November 30,1995 there has been no change in the condition, financial or otherwise, of Borrower or its Subsidiaries as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, equipment, Vehicles and Real Property owned by Borrower and its Subsidiaries, except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse.

          5.6. Corporate Name. Borrower has not been known by any other corporate name in the past five years and does not conduct business under any other name, nor has Borrower been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any person during the preceding five years.

          5.7. O.S.H.A. and Environment Compliance. (a) Borrower has duly complied with, and its facilities, business assets, property, leaseholds and equipment are in compliance in all material respects with, the provisions, of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws; there have been no outstanding citations, notices or orders of non-compliance issued to Borrower or relating to its business, assets, property, leaseholds or equipment under any such laws, rules or regulations.

          (b) Borrower has been issued all required federal, state and local licenses, certificates or permits relating to, and Borrower and its facilities, businesses, assets, property, leaseholds and equipment are in compliance in all material respects with, all applicable Environmental Laws.

          (c) (i) There are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as "Releases") of Hazardous Substances at, upon, under or within any Real Property or any premises leased by Borrower; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property or any premises leased by Borrower; (iii) neither the Real Property not any premises leased by Borrower has ever been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) no Hazardous Substances are present on the Real Property or any premises leased by Borrower, excepting such quantities as are handled in accordance with all applicable manufacturer's instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of Borrower or of its tenants.

          (d) Borrower hereby indemnifies and holds Lender harmless from and against any liability, loss, damage, suit, action or proceeding pertaining to Hazardous Wastes or Toxic Substances, including, but not limited to, claims of any federal, state or municipal government or quasi-governmental agency or any third person, whether arising under CERCLA, RCRA, or any other federal, state or municipal law or regulation, or tort, contract or common law.

          5.8. Solvency; No Litigation, Violation, Indebtedness or Default. (a) Borrower is solvent, able to pay its debts as they mature, has capital sufficient to carry on its business and all businesses in which it is about to engage, and (i) as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities and (ii) subsequent to the Closing Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.

          (b) Except as disclosed in Schedule 5.8(b), Borrower has (i) no pending or threatened litigations, actions or proceedings which involve the possibility of materially and adversely affecting its business, assets, operations, condition or prospects, financial or otherwise, or the Collateral, or the ability of Borrower to perform this Agreement, and (ii) no liabilities nor indebtedness other than the Obligations, Permitted Indebtedness and other liabilities incurred by Borrower in the ordinary course of business.

          (c) Borrower is not in violation of any applicable statute, regulation or ordinance in any respect materially and adversely affecting the Collateral or its business, assets, operations or condition or prospects, financial or otherwise, nor is Borrower in violation of any order of any court, governmental authority or arbitration board or tribunal.

          (d) Borrower has received no notice that it is not in full compliance with any of the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and its regulations and, (i) it has not engaged in any Prohibited Transactions as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code as amended, (ii) it has met all applicable minimum funding requirements under Section 302 of ERISA in respect of their plans and no funding requirements have been postponed or delayed, (iii) it has no knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any of the employee benefit plans, (iv) there exists no event described in Section 4043 of ERISA, excluding subsections 4043(b)(2) and 4043(b)(3) thereof, for which the thirty (30) day notice period contained in 12 CFR Section 2615.3 has not been waived, (v) it does not have any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than its employees or former employees, and (vi) it has not withdrawn, completely or partially, from any multi-employer pension plans so as to incur liability under the Multi-Employer Pension Plan Amendments of 1980.

          5.9. Patents, Trademarks, Copyrights and Licenses. All patents, patent applications, trademarks, trademark applications, copyrights, copyright applications, trade names, trade secrets and licenses owned or utilized by Borrower are set forth on Schedule 5.9, are valid and have been duly registered or filed with all appropriate governmental authorities; there is no objection or pending challenge to the validity of any such material patent, trademark, copyright, trade name, trade secret or license and Borrower is not aware of any grounds for any challenge, except as set forth in Schedule 5.9 hereto.

          5.10. Licenses and Permits. Except as set forth in Schedule 5.10, Borrower (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits would have a material adverse effect on the business, properties, condition (financial or otherwise) or operations, present or prospective of Borrower.

          5.11. Default of Indebtedness. Borrower is not in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

          5.12. No Default. Borrower is not in default in the payment or performance of any of its contractual obligations and no Incipient Event of Default has occurred.

          5.13. No Burdensome Restrictions. Borrower is not a party to any contract or agreement the performance of which would materially adversely affect the business, assets, operations, condition or prospects (financial or otherwise) of Borrower. Borrower has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its Property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

          5.14. No Labor Disputes. Borrower is not involved in any labor dispute; there are no strikes or walkouts or union organization of any of Borrower's employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Exhibit 5.14 hereto.

          5.15. Margin Regulations. Borrower is not engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U or Regulation G of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Revolving Advances will be used for "purchasing" or "carrying" "margin stock" as defined in Regulation U of such Board of Governors.

          5.16. Investment Company Act. Borrower is not an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

          5.17. Disclosure. No representation or warranty made by Borrower in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to Borrower or which reasonably should be known to Borrower which Borrower has not disclosed to Lender in writing with respect to the transactions contemplated by this Agreement which materially and adversely affects the condition (financial or otherwise), results of operations, business, or assets of Borrower.

          5.18. Swaps. Borrower is not a party to, nor will it be a party to, any swap agreement whereby Borrower has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited "two-way basis" without regard to fault on the part of either party.

          5.19. Dealer Contracts. Each copy of a Dealer Contract delivered by Borrower to Lender was, at the time of such delivery, a true, correct and complete copy of such contract, and, at the time of such delivery, such contract was in full force and effect and no defaults existed thereunder.

          5.20. Indemnity Policy. (a) Each copy of a Indemnity Policy and the application therefor delivered by Borrower to Lender is a true, correct and complete copy of such policy and application, and, at the time of such delivery, such policy was in full force and effect and no defaults exist thereunder.

          (b) The representation and warranties made or to be made by Borrower, as "Insured", under each Indemnity Policy or the related application delivered by Borrower to Lender was, at the time of such delivery, true and accurate.

          5.21. Pledged Contracts. (a) Each copy of a Pledged Contract delivered by Borrower to Lender was, at the time of such delivery, a true, correct and complete copy of such Contract, and, at the time of such delivery, such Pledged Contract was in full force and effect and no defaults existed thereunder.

          (b) Each such Contract was, at the time such Contract became a Pledged Contract, an Eligible Pledged Contract.


                            VI. AFFIRMATIVE COVENANTS

          Borrower covenants and agrees that it shall, until payment in full of the Obligations and termination of this Agreement, subject, in the case of Sections 6.5, 6.6 and 6.7, to Section 13.1.:

          6.1. Payment of Fees. Pay to Lender on demand all usual and customary fees and expenses which Lender incurs in connection with (a) the forwarding of Revolving Advance proceeds and (b) the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.16(f). Lender may, without making demand, charge the account of Borrower for all such fees and expenses.

          6.2. Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including, without limitation, all licenses, patents, copyrights, trade names, trade secrets and trademarks; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so would have a material adverse effect on Borrower or its business; (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so would have a material adverse effect on Borrower or its business; and (d) exercise its rights under Pledged Contracts and with respect to Repossessed Vehicles in accordance with applicable law.

          6.3. Violations. Promptly notify Lender in writing of any violation of any law, statute, regulation or ordinance of any governmental entity, or of any agency thereof, applicable to Borrower which may adversely affect the Collateral or Borrower's business, assets, operations, condition or prospects (financial or otherwise).

          6.4. Compliance with Certain Collateral. Comply with all of its obligations under each Approved Indemnity Policy, each Approved Dealer Contract, each Pledged Contract and the Empire Cash Reserve Account Agreement, in each case in accordance with the terms thereof.

          6.5. Tangible Net Worth. Cause to be maintained at all times a Tangible Net Worth in an amount not less than (a) at any time through September 30, 1996, other than the month of August, $4,150,000 and during the month of August, $4,050,000; (b) at any time through December 31, 1996, $4,275,000; (c)
at any time during the period through March 31, 1997, $4,550,000; and (d) at any time thereafter until Term, $4,650,000, plus, in each case, 75% of the net proceeds received by Borrower of each equity offering effected by Borrower prior to the date in question. For this purpose, an "equity offering" shall include an offering of subordinated debentures, provided that such debentures are on terms and conditions satisfactory to Lender in its reasonable discretion.

          6.6. EBITDA. Cause to be maintained as of the end of each fiscal quarter of Borrower EBITDA in an amount not less than, for the quarter ending September 30, 1996, $500,000 and for each subsequent calendar quarter, $650,000.

          6.7. Cash Flow Coverage. Cause to be maintained as of the end of each fiscal quarter of Borrower, commencing with the fiscal quarter ending September 30, 1996, a Cash Flow Coverage equal, for such quarterly period, equal to or greater than 1:1.

          6.8. Execution of Supplemental Instruments. Execute and deliver to Lender from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Lender may request, in order that the full intent of this Agreement may be carried into effect.

          6.9. Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatsoever nature, except when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and Borrower shall have provided for such reserves as Lender may reasonably deem proper and necessary, subject at all times to any applicable subordination arrangement in favor of Lender.

          6.10. Standards of Financial Statements. Cause all financial statements referred to in Section 9.6, 9.7 and 9.8 to be complete and correct in all material respects (subject, in the case of interim statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

          6.11. Exercise of Rights. Enforce all of its rights under the Collateral and pursue all remedies available to it with diligence and in good faith in connection with the enforcement of any such rights.


                             VII. NEGATIVE COVENANTS

          Borrower covenants and agrees that it shall not, until satisfaction in full of the Obligations and termination of this Agreement, subject, in the case of Sections 7.6, 7.16, 7.17 and 7.18, to Section 13.1.:

          7.1. Merger, Consolidation, Acquisition and Sale of Assets. (a) Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or stock of any Person or permit any other Person to consolidate with or merge with it.

          (b) Sell, lease, transfer or otherwise dispose of any of its properties or assets, except in the ordinary course of its business or upon prior approval of Lender.

          7.2. Creation of Liens. Create or suffer to exist any Lien, Charge, or Claim upon or against any of its property or assets now owned or hereafter acquired, except, but only to the extent the same do not attach to Collateral, Liens securing Permitted Indebtedness and Permitted Encumbrances.

          7.3. Guarantees. Become liable upon the obligations of any person, firm or corporation by assumption, endorsement or guaranty thereof or otherwise (other than to Lender) except (a) as disclosed on Exhibit 7.3, (b) guarantees made in the ordinary course of business up to an aggregate amount of $25,000 and
(c) the endorsement of checks in the ordinary course of business.

          7.4. Investments. Purchase or acquire obligations or stock of, or any other interest in, any Person, except (a) Contracts, (b) obligations issued or guaranteed by the United States of America or any agency thereof, (c) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (d) certificates of time deposit and bankers' acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency and (e) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof.

          7.5. Loans. Make advances, loans or extensions of credit to any Person, including without limitation, any Parent, Subsidiary or Affiliate except
(a) Contracts, (b) the extension of commercial trade credit in connection with the sale of Repossessed Vehicle in the ordinary course of its business and (c) loans to its employees in the ordinary course of business not to exceed the aggregate amount of $25,000 at any time outstanding.

          7.6.  Capital  Expenditures.   Contract  for,  purchase  or  make  any
expenditure or commitments for fixed or capital assets (including capitalized leases) in any fiscal year in an amount in excess of $125,000.

          7.7. Dividends.  Declare,  pay or make any dividend or distribution on any shares of the common stock or preferred stock of Borrower (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock, or of any options to purchase or acquire any such shares of common or preferred stock of Borrower, except that so long as (a) a notice of termination with regard to this Agreement shall not be outstanding, and (b) no Event of Default or Incipient Event of Default shall have occurred or would result therefrom, Borrower may pay dividends on the shares of Borrower's preferred stock outstanding on the Closing Date in an amount not in excess of $.50 per share.

          7.8. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) of Borrower except in respect of (a) Indebtedness to Lender; (b) Permitted Indebtedness; and (c) Indebtedness incurred for asset purchases permitted under Section 7.6 hereof; provided, however, that the maximum aggregate amount outstanding at any time of such Indebtedness shall not exceed $25,000.

          7.9. Nature of Business. Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the ordinary course of business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

          7.10. Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, any Affiliate, except disclosed transactions in the ordinary course of business, on an arm's-length basis on terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate.

          7.11. Subsidiaries. (a) Form any Subsidiary unless (i) such Subsidiary expressly joins in this Agreement as a borrower and becomes jointly and severally liable for the obligations of Borrower hereunder, under the Revolving Credit Note, and under any other agreement between Borrower and Lender and (ii) Lender shall have received all documents, including legal opinions, it may reasonably require to establish compliance with each of the foregoing conditions, except that this Section 7.11(a) shall not apply to any Subsidiary that is formed for the purpose of providing services similar to those performed by O&S Finance, Inc., that in fact performs such services and conducts no other business and the capitalization of which is substantially similar to that of O&S Finance, Inc.

          (b) Enter into any partnership, joint venture or similar arrangement.

          7.12. Fiscal Year and Accounting Changes. Change its fiscal year from December 31 or make any significant change (a) in accounting treatment and reporting practices except as required by GAAP or (b) in tax reporting treatment except as required by law.

          7.13. Amendments of Certain Collateral. Enter into any amendment, waiver or modification of any Approved Indemnity Policy, Approved Dealer Contract, Pledged Contract or the Empire Cash Reserve Account Agreement, or cancel any Approved Indemnity Policy, without prior written consent of Lender.

          7.14. Pledge of Credit. Now or hereafter pledge Lender's credit on any purchases or for any purpose whatsoever or use any portion of any Revolving Advance in or for any business other than Borrower's business as conducted on the date of this Agreement.

          7.15. Prepayment of Indebtedness. At any time, directly or indirectly, prepay any Indebtedness of Borrower (other than to Lender), or voluntarily repurchase, redeem, retire or otherwise acquire any Indebtedness of Borrower.

          7.16. Annual Compensation. At any time, directly or indirectly, permit Gene Osborn's total annual salary, for all positions held by him with Borrower and its Subsidiaries, to be in excess of $225,000 plus an annual bonus in an amount not in excess of the bonus plan adopted by Borrower's Board of Directors and currently in effect and in any event not in excess of 10% of Borrower's consolidated pre-tax net income.

          7.17. Consolidated Net Loss. Permit the consolidated net loss of Borrower for any calendar quarter, commencing with the calendar quarter ending September 30, 1996, to be more than $150,000.

          7.18. Net Static Pool Loss. Permit the Net Static Pool Loss with respect to a Pool of Owned Contracts to be more than 10% at any time during any year. For this purpose, "Net Static Pool Loss" means, with respect to a Pool of Owned Contracts, the net loss with respect to such Owned Contracts after repossessions, and a "Pool of Owned Contracts" means the original principal amount of all Contracts acquired by Borrower during any calendar year and not subsequently sold.


                           VIII. CONDITIONS PRECEDENT

          8.1. Conditions to Initial Advances. The agreement of Lender to make the initial Revolving Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Lender, immediately prior to or concurrently with the making of such Revolving Advances, of the following conditions precedent:

          (a) Revolving Credit Note. Lender shall have received the Revolving Credit Note duly executed and delivered by an authorized officer of the Borrower;

          (b) Filings Registrations and Recordings. (i) Each document (including, without limitation, a Uniform Commercial Code financing statement in the form of Exhibit 8.1(b)), required under law or reasonably requested by Lender to be filed, registered, recorded or possessed in order to create, in favor of Lender, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered, recorded or possessed in each jurisdiction in which the filing, registration, recordation or possession thereof is so required or requested, and Lender shall have received an acknowledgment copy, or other evidence reasonably satisfactory to it, of each such filing, registration, recordation possession and reasonably satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto; and (ii) Lender shall have received a duly executed UCC-3 by Greyrock Capital Group Inc. in the form of Schedule 8.1(b)(ii);

          (c) Corporate Proceedings of Borrower. Lender shall have received a copy of the resolutions in form and substance reasonably satisfactory to Lender, of the Board of Directors of Borrower authorizing (i) the execution, delivery and performance of this Agreement, the Revolving Credit Note and other related agreements (collectively the "Documents") and (ii) the granting by Borrower of the security interests in and liens upon the Collateral in each case certified by the Secretary or an Assistant Secretary of Borrower as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

          (d) Incumbency Certificates of Borrower. Lender shall have received a certificate of the Secretary or any Assistant Secretary of Borrower, dated the Closing Date, as to the incumbency and signature of the officers of Borrower executing this Agreement, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

          (e) Legal Opinion. Lender shall have received the executed legal opinion of Hopper and Kanouff, P.C. in form and substance reasonably satisfactory to Lender which shall cover such matters incident to the transactions contemplated by this Agreement, the Revolving Credit Note and related agreements as Lender may reasonably require;

          (f) No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or governmental authority shall be continuing or threatened against Borrower or against the officers or directors of Borrower (A) in connection with the Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Lender, is deemed material or (B) which, if adversely determined, would, in the reasonable opinion of Lender, have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of Borrower or on the Collateral; and (iii) no injunction, writ, restraining order or other order of any nature materially adverse to Borrower or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any governmental authority;

          (g) Financial Condition Opinions. Lender shall have received executed Officer's Certificate of Borrower in the form of Exhibit 8.1(g), satisfactory in form and substance to it, certifying the solvency of Borrower after giving effect to the Transaction and the Indebtedness contemplated hereby and as to Borrower's financial resources and its ability to meet its obligations and liabilities as they become due; to the effect that as of the Closing Date and after giving effect to the Transaction:

               (i) the assets of Borrower, at a fair valuation, exceed the total
          liabilities   (including  contingent,   subordinated,   unmatured  and
          unliquidated liabilities of Borrower;

               (ii) current projections which are based on underlying assumptions which provide a reasonable basis for the projections and which reflect Borrower's judgment based on present circumstances, the most likely set of conditions and Borrower's most likely course of action for the period projected, demonstrate that Borrower will have sufficient cash flow to enable it to pay its debts as they mature; and

               (iii) Borrower does not have an unreasonably small capital base with which to engage in its anticipated business.

For purposes of this subsection (i), the "fair valuation" of the assets of Borrower shall be determined on the basis of the amount which may be realized within a reasonable time, whether through collection or sale of such assets at market value, conceiving the latter as the amount which could be obtained for the property in question within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions.

          (h) Collateral Examination. Lender shall have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Lender, of the Pledged Contracts, Dealer Contracts, Receivables, General Intangibles, Blocked Account or Depository Account, Leasehold Interest and Repossessed Vehicle of Borrower and all books and records in connection therewith;

          (i) Fees. Lender shall have received all fees payable to Lender on or prior to the Closing Date pursuant to Article III hereof;

          (j) Pro Forma Financial Statements. Lender shall have received a copy of the Pro Forma Financial Statements which shall be satisfactory in all respects to Lender;

          (k) Insurance. Lender shall have received the insurance policies required to be maintained by Borrower under Section 4.11 hereof;

          (l) UCC Search Report. Lender shall have received a copy of search reports with respect to UCC financing statements and tax and judgment liens as of a recent date acceptable to Lender;

          (m) Empire Indemnity Policy. (i) Lender shall have received the Empire Payment Letter duly executed by Lender and Empire; and (ii) Section III E of the Empire Indemnity Policy shall have been amended to read as set forth on Schedule 8.1(m)- B;

          (n) Lockbox Agreement. Lender shall have received a Lockbox Agreement in the form of Exhibit 8.1(n) duly executed and delivered by the Borrower and First Interstate Bank;

          (o) Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Lender and its counsel.

          8.2. Conditions to Each Advance. The agreement of Lender to make any Revolving Advance requested to be made on any date (including, without limitation, its initial Revolving Advance), is subject to the satisfaction of the following conditions precedent as of the date such Revolving Advance is made:

          (a) Representations and Warranties. Each of the representations and warranties made by Borrower in or pursuant to this Agreement, and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, insurance policy, document or financial or other statement furnished at any time under or in connection with this Agreement or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date;

          (b) No Default. No event of Default or Incipient Event of Default shall have occurred and be continuing on such date, or would exist after giving effect to the Revolving Advances requested to be made, on such date, provided, however that Lender, in its sole discretion, may continue to make Revolving Advances notwithstanding the existence of an Event of Default or Incipient Event of Default; and

          (c) Maximum Advances. In the case of any Revolving Advances requested to be made, after giving effect thereto, the aggregate Revolving Advances shall not exceed the Maximum Loan Amount permitted under Section 2.1 hereof; provided, however, that Lender, in its sole discretion, may exceed the Maximum Loan Amount.

          Each request for an Revolving Advance by Borrower hereunder shall constitute a representation and warranty by Borrower as of the date of such Revolving Advance that the conditions contained in this subsection shall have been satisfied.

                         IX. INFORMATION AS TO BORROWER

          Borrower covenants and agrees that it shall, until satisfaction in full of the Obligations and the termination of this Agreement;

          9.1. Disclosure of Material Matters. Immediately upon learning thereof, report to Lender all matters materially affecting the value, enforceability or collectibility of any portion of the Collateral including, without limitation, Borrower's reclamation of repossession of, or the return to Borrower of any Pledged Contract Vehicles or claims or disputes asserted by any Purchaser or other obligor under any Collateral. Borrower will not, without Lender's consent, compromise or adjust any material amount of the Collateral (or extend the time for payment thereof) or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the business of Borrower.

          9.2. Schedules. Deliver to Lender on a daily basis such information and in such form as Lender shall require. In addition, Borrower will deliver to Lender at such intervals as Lender may require such further schedules, documents and/or information regarding the Collateral as Lender may require including, without limitation, trial balances and test verifications. Lender shall have the right to confirm and verify all amounts payable under Pledged Contracts and other Contracts by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to Lender and executed by Borrower and delivered to Lender from time to time solely for Lender's convenience in maintaining records of the Collateral, and
Borrower's failure to deliver any of such items to Lender shall not affect, terminate, modify or otherwise limit Lender's lien on or security interest in the Collateral.

          9.3.  Environmental  Reports.  Furnish Lender,  concurrently  with the delivery of the financial statements referred to in Sections 9.6 and 9.7, accompanied by a certificate of Borrower signed by the President of Borrower stating, to the best of his knowledge, that Borrower is in compliance in all material respects with all federal, state and local laws relating to environmental protection and control and occupational safety and health. To the extent Borrower is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action Borrower will implement in order to achieve full compliance.

          9.4. Litigation. Promptly notify Lender in writing of any litigation affecting Borrower, whether or not the claim is covered by insurance, and of any suit or administrative proceeding, which may affect the Collateral or Borrower's business, assets, operations, condition or prospects (financial or otherwise) if such litigation suit or administrative proceeding claims an amount in excess of $25,000.

          9.5. Occurrence of Defaults, etc. Promptly notify Lender in writing upon the occurrence of (a) any Event of Default or Incipient Event of Default;
(b) any event, development or circumstance whereby the financial statements most recently furnished to Lender fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition and operating results of Borrower as of the date of such financial statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Internal Revenue Code; (d) each and every default by Borrower which might result in the acceleration of the maturity of any Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (e) any other development in the business or affairs of Borrower which would reasonably be expected to be materially adverse; in each case describing the nature thereof and in the case of notification under clause (a), (b) or (c) the action Borrower proposes to take with respect thereto.

          9.6. Annual Financial Statements. Furnish Lender at the time the same are furnished to the SEC and in any case within one hundred five (105) days after the end of each fiscal year of Borrower, a copy of its annual report on SEC Form 10-K or Form 10-KSB and, if and to the extent not included therein, financial statements of Borrower on a consolidating and consolidated basis including, but not limited to, statements of income and stockholders' equity and cash flows from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrower and reasonably satisfactory to Lender (the "Accountants"). The report of such accounting firm shall be accompanied by a statement of such accounting firm, addressed to Lender, certifying that in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted an Event of Default or an Incipient Event of Default under this Agreement or any related agreement or, if such information came to their attention, specifying any such default, and such report shall contain or have appended thereto calculations which set forth Borrower's compliance with the requirements or restrictions imposed by Sections 6.5, 6.6 and 6.7. The report shall also be accompanied by a certificate of Borrower, signed by the President and/or Chief Financial Officer of Borrower, certifying that such financial statements fairly present, in accordance with GAAP applied on a basis consistent with prior practices, the financial condition, results of operations and changes in financial position of Borrower and which shall state whether an Event of Default or an Incipient Event of Default has occurred.

          9.7. Quarterly Financial Statements. Furnish Lender within 45 days after the end of each fiscal quarter, a copy of its quarterly report on SEC Form 10-Q or Form 10-QSB, as applicable, and, if and to the extent not included therein, an unaudited balance sheet of Borrower on a consolidated and consolidating basis and an unaudited statement of income and stockholders' equity and cash flows of Borrower reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal year end adjustments. The financial statements shall either (a) have been reviewed by an independent accounting firm acceptable to Lender and accompanied by a certificate of Borrower, signed by the President and/or Chief Financial Officer of Borrower, which shall state whether an Event of Default or an Incipient Event of Default has occurred, or (b) if Borrower's capital stock shall then be publicly traded, comply with the applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          9.8. Monthly Financial Statements. Furnish Lender within 30 days after the end of each month, an unaudited balance sheet of Borrower and an unaudited statement of income and stockholders' equity and cash flows of borrower on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal year end adjustments. The reports shall be accompanied by a certificate of Borrower, signed by the President and/or Chief Financial Officer of Borrower, which shall state whether an Event of Default as specified in Article X hereof or an Incipient Event of Default has occurred.

          9.9. Other Reports. Furnish Lender as soon as available, but in any event within 10 days after the issuance thereof, with copies of such financial statements, reports and returns as Borrower shall send to its stockholders.

          9.10. Additional Information. Furnish Lender with additional information as Lender shall reasonably request in order to enable Lender to determine whether the terms, covenants, provisions and conditions of this Agreement and the Revolving Credit Note have been complied with by Borrower including, without limitation and without the necessity of any request by Lender, (a) copies of all environmental audits and reviews, (b) at least 30 days prior thereto, of Borrower's opening of any new office or place of business or Borrower's closing of any existing office or place of business, and (c) promptly upon Borrower's learning thereof, of any labor dispute to which Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which Borrower is a party or by which Borrower is bound.

          9.11. (a) Projected Operating Budget. Furnish Lender, no less than 30 days prior to the beginning of each of Borrower's fiscal years beginning 1997, a month by month projected operating budget and cash flow of Borrower for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter).

          (b) Certificates. Such projections and budgets shall be accompanied by a certificate signed by Borrower's President or Chief Financial Officer to the effect that the same have been prepared on the basis of sound financial planning practice consistent with past projections, budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

          9.12. Variances From Operating Budget. Furnish Lender, concurrently with the delivery of the financial statements referred to in Section 9.6 and each quarterly report referred to in Section 9.7, a written report summarizing all material variances from projections and budgets submitted by Borrower pursuant to section 9.11 and a discussion and analysis by management with respect to such variances.

          9.13. Additional Documents. Execute and deliver to Lender, upon request, such documents and agreements as Lender may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.


                              X. EVENTS OF DEFAULT

          The occurrence of any one or more of the following events shall constitute an "Event of Default":

          10.1. Obligations. Failure by Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due;

          10.2. Representations or Warranties. Any representation or warranty made or deemed made by Borrower in this Agreement or any related agreement or in any certificate, insurance policies required to be maintained under Section 4.11 hereof, document of financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

          10.3. Financial Information and Inspection. Failure by Borrower to (a) furnish financial information when due or when requested which is unremedied for a period of five days, or (b) permit the inspection of its books or records;

          10.4. Lien, Charge, etc. Issuance of a notice of Lien, Charge, Claim, levy assessment, injunction or attachment against a material portion of Borrower's property which, but only in the case of property that does not constitute Collateral, is not stayed or lifted within 30 days;

          10.5. Performance or Observance. Failure or neglect of Borrower to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any other agreement or arrangement, now or hereafter entered into between Borrower and Lender other than a failure or neglect of Borrower to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.6, 4.7, 4.8, 4.9, 4.10, 4.11, 6.3, 9.4, 9.6, 9.9 or 14.8
hereof which is cured within five days from the occurrence of such failure or neglect;

          10.6. Judgment. Any judgment is rendered or judgment lien filed against Borrower for, but only in the case of a judgement lien that attaches to property that does not constitute Collateral, an amount in excess of $50,000 which within 30 days of such rendering or filing is not either satisfied, stayed or discharged of record;

          10.7.  Bankruptcy.  Borrower or any Subsidiary or any Guarantor  shall
(a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (b) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (c) make a general assignment for the benefit of creditors,
(d) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law providing for the relief of debtors, (g) acquiesce to, or fail to have dismissed, within 30 days, any petition filed against it in any involuntary case under such bankruptcy laws, or
(h) take any action for the purpose of effecting any of the foregoing;

          10.8. Change in Condition. Any change in Borrower's condition or affairs (financial or otherwise) which in Lender's opinion impairs the Collateral or the ability of Borrower to perform its Obligations under this Agreement;

          10.9. Other Liens. If any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest;

          10.10. Other Obligations. A default of the obligations of Borrower under any other agreement to which it is a party shall occur which adversely affects its condition, affairs or prospects (financial or otherwise) which default is not cured within any applicable grace period;

          10.11. Change of Ownership. Any Change of Ownership;

          10.12. Invalidity. Any material provision of this Agreement shall, for any reason, cease to be valid and binding on Borrower, or Borrower shall so claim in writing to Lender; or

          10.13. Voidness of Approved Indemnity Policy. Any Approved Indemnity Policy shall be void, invalid or revoked because the "Insured" thereunder has concealed or misrepresented any material fact or circumstance concerning such insurance or the subject thereof or because of any fraud, attempted fraud or false swearing by the "Insured" touching or relating to such insurance or the subject thereof, whether before or after a "loss".


                 XI. LENDER'S RIGHTS AND REMEDIES AFTER DEFAULT

          11.1. Rights and Remedies. Upon the occurrence of an Event of Default pursuant to Section 10.7, all Obligations shall be immediately due and payable and this Agreement shall be deemed terminated; and, upon the occurrence of any of the other Events of Default and at any time thereafter (such default not having previously been cured), at the option of Lender all Obligations shall be immediately due and payable and Lender shall have the right to terminate this Agreement. In any such event, Lender shall have the right to exercise any and all other rights and remedies provided for herein, under the Uniform Commercial Code and at law or equity generally, including, without limitation, the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Lender may enter any of Borrower's premises or other premises without legal process and without incurring liability to Borrower therefore, and Lender may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Lender may deem advisable and Lender may require Borrower to make the Collateral available to Lender at a convenient place. With or without having the Collateral at the time or place of sale, Lender may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Lender may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Lender shall give Borrower reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrower at least five days prior to such sale or sales is reasonable notification. At any public sale Lender may bid for and become the purchaser, and Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and such right and equity are hereby expressly waived and released by Borrower. In connection with the exercise of the foregoing remedies, Lender is granted permission to use all Borrower's trademarks, trade styles, trade names, patents, patent applications, licenses, franchises and other proprietary rights which are used in connection with (a) Repossessed Vehicle for the purpose of disposing of such Repossessed Vehicle and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The proceeds realized from the sale of any Collateral shall be applied first to the reasonable costs, expenses and attorneys' fees and expenses incurred by Lender for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; secondly to interest due upon any of the Obligations; and thirdly to the principal of the Obligations. If any deficiency shall arise, Borrowers shall remain liable to Lender therefor.

          11.2. Lender's Discretion. Lender shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Lender may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Lender's rights hereunder.

          11.3. Setoff. In addition to any other rights which Lender may have under applicable law, upon the occurrence of any Event of Default hereunder, Lender shall have a right to apply any of Borrower's property held by Lender or by The Bank of New York to reduce the Obligations.

          11.4. Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies, all of which shall be cumulative and not alternative.


                      XII. WAIVERS AND JUDICIAL PROCEEDINGS

          12.1. Waiver of Notice. Borrower hereby waives notice of non-payment of any of the Obligations, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein, or in the Revolving Credit Note or in the Other Documents.

          12.2. Delay. No delay or omission on Lender's part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any default.

          12.3. Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

                      XIII. EFFECTIVE DATE AND TERMINATION

          13.1. Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each of Borrower and Lender, shall become effective on the date hereof and shall continue in full force and effect until June 23, 1997 (the "Term") unless sooner terminated as herein provided. The Term shall be automatically extended for successive periods of one year each unless (a) terminated by either party at the end of such initial Term or any successive Term by giving the other party 90 days prior written notice, or (b) Borrower and Lender shall not have agreed, on or before the last Business Day of the then current Term, on mutually acceptable provisions for the tests set forth in Sections 6.5, 6.6, 6.7, 7.6, 7.16, 7.17 and 7.18. Borrower may terminate this Agreement at any time upon 90 days' prior written notice ("Termination Date") upon payment in full of the Obligations; provided however that Borrower pays an early termination fee in an amount equal to the Required Percentage of (a) the Maximum Loan Amount or (b) the then outstanding principal balance of the Revolving Advances, whichever is greater.

          13.2. Termination. The termination of the Agreement shall not affect any of Borrower's or Lender's rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully disposed of, concluded or liquidated. The Security Interest, and rights granted to Lender hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrower's account may from time to time be temporarily in a zero or credit position, until all of the Obligations of Borrower have been paid or performed in full after the termination of this Agreement or Borrower has furnished Lender with an indemnification satisfactory to Lender with respect thereto. Accordingly, Borrower waives any rights which it may have under Section 9-404(1) of the Uniform Commercial Code to demand the filing of termination statement with respect to the Collateral, and Lender shall not be required to send such termination statements to Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated and in accordance with its terms and all Obligations paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are repaid or performed in full otherwise provided.

                               XIV. MISCELLANEOUS

          14.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to its conflict of laws rules). Any judicial proceeding brought by or against Borrower with respect to any of the Obligations, this Agreement or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, Borrower accepts for itself and in connection with its properties, generally and unconditionally the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Lender to bring proceedings against Borrower in the courts of any other jurisdiction. Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non convenience. Any judicial proceedings by Borrower against Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the City of New York, State of New York.

          14.2. Entire Understanding. This Agreement and the documents executed concurrently herewith contain the entire understanding between Borrower and Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by Borrower's and Lender's respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Borrower acknowledges that it has been advised by counsel in connection the execution of this Agreement and other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

          14.3. Successors and Assigns; Participations; New Lenders. (a) This Agreement shall be binding upon and inure to the benefit of Borrower, Lender, all future holders of the Revolving Credit Note and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Lender.

          (b) Lender may sell, assign or transfer all or any part of its rights and obligations under this Agreement, the Revolving Credit Note and all related agreements, instruments and documents provided Borrower is given notice of such sale as soon as practicable and the transferee (a "New Lender") agrees to perform the obligations of the transferor; in addition to the foregoing, Borrower acknowledges that in the regular course of commercial banking business Lender may at any time and from time to time sell participating interests in the Revolving Advances to other financial institutions (each New Lender or purchaser of a participating interest, a "Transferee"). Each Transferee may exercise all rights of payment (including without limitation rights of set-off) with respect to the portion of such Revolving Advances held by it or other Obligations payable hereunder as fully as if such Transferee were the direct holder thereof. Borrower hereby grants to any Transferee a continuing security interest in any deposits, Moneys or other property actually or constructively held by such Transferee as security for the Transferee's interest in the Revolving Advances.

          14.4. Application of Payments. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all proceeds of Collateral to any portion of the Obligations. To the extend that Borrower makes a payment or Lender receives any payment or proceeds of the Collateral for Borrower's benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Lender.

          14.5. Indemnity. Borrower shall indemnify Lender from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Lender in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement, whether or not Lender is a party thereto, except to the extent that any of the foregoing are determined by a final judgment of court having jurisdiction over Lender to be solely the result of Lender's willful misconduct or knowing violation of law.

          14.6. Notice. Any notice or request hereunder may be given to Borrower to Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice or request hereunder shall be given by
(a) hand delivery,  (b) registered or certified mail, return receipt  requested,
(c) telex or telegram, subsequently confirmed by registered or certified mail, or (d) telefax to the number set out below (or such other number as may hereafter be specified in a notice designated as a notice of change of address) with telephone communication to a duly authorized officer of the recipient confirming its receipt as subsequently confirmed by registered or certified mail. Notices and requests shall, in the case of those by mail or telegram, be deemed to have been given when deposited in the mail, or delivered to the telegraph office addresses as provided in this Section.

          (A) If to Lender,  at:   BNY  Financial  Corporation
                                   1290 Avenue of the Americas
                                   New York, New York 10104

                                   Attention:  Andrew J. Rogow,
                                      Senior Vice President
                                   Telephone:  212-408-7531
                                   FAX:  212-408-4384

          (B) If to Borrower, at:  Western Fidelity Funding, Inc.
                                   4704 Harlan Street, Suite 310
                                   Denver, Colorado 80212

                                   Attention:  Gene E. Osborn
                                   Telephone:
                                   FAX:

              with a copy to:      Marya L. Brancio,Esq.
                                   4704 Harlan Street, Suite 310
                                   Denver, Colorado  80212
                                   Telephone:  303-477-8404
                                   FAX:  303-477-2158

          14.7. Survivability. If any or part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

          14.8. Expenses. All fees, costs and expenses including, without limitation reasonable attorneys' fees and other out-of-pocket fees, cost and expenses, incurred (a) by Lender in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (b) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, or (c) in connection with the instituting, maintaining, preserving, enforcing and foreclosing of or on Lender's security interest or Lien in any of the Collateral, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to Lender's transactions with Borrower, or (e) in obtaining any advice given to Lender with respect to its rights and obligations under this Agreement and all related agreements, may be charged to Borrower's account and shall be part of the Obligations.

          14.9. Injunctive Relief. Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lender; therefore, Lender if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

          14.10. Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

          14.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument.

          14.12. Amendment and Restatement. If at any time Lender determines to sell, assign or transfer any part or all of its rights and obligations under this Agreement or the Other Documents to one or more new Lenders, this Agreement shall thereupon be deemed to be amended to appoint BNY, as Agent, and to include the provisions that The Bank of New York typically includes in credit agreements under which it serves as Agent for a syndicate of lenders, such amendments would include (a) amending 2.2(a)(ii) to eliminate the "Average LIBOR Rate Advance" concept, (b) amending the definition of "Additional Reserves", Section 2.1(b) and, where appropriate, each other Section permitting Lender to take action in its "discretion" (whether "sole," "reasonable" or otherwise) to provide that the "discretion" referred to therein would be the discretion of BNY, as Agent, or the Required Lenders, (c) amending Section 8.2(c) by deleting the last clause thereof and replacing it to read as set forth in Exhibit 14.12-A hereto. "Required Lenders" would be defined to mean Lenders having more than 51% of the aggregate amount of the Commitments or, if the Commitments shall have expired or been terminated, Lenders having more than 51% of the aggregated amount of the Revolving Advances outstanding. Lender will cause to be prepared, and Borrower, Lender and each new Lender will execute and deliver, an Amended and Restated Agreement reflecting such amendments.

          Each of the parties has signed this Agreement as of the 24th day of June, 1996.

                                               WESTERN FIDELITY FUNDING, INC.


                                               By: /s/ Gene E. Osborn
                                                   ---------------------------
                                               Its:    President
                                               4704 Harlan Street, Suite 310
                                               Denver, Colorado 80212

                                               BNY FINANCIAL CORPORATION


                                               By: /s/
                                                   --------------------------
                                               Its:
                                               1290 Avenue of the Americas
                                               New York, New York 10104

STATE OF NEW YORK      )
                       ) ss.
COUNTY OF NEW YORK     )

          On this 24 day of June, 1996, before me personally came Gene E. Osborn, to me known, who, being by me duly sworn, did depose and say that he resides at ----------------------------------------------------------------- and
that he is the President of Western Fidelity Funding, Inc., the corporation described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the board of directors of said corporation, and that he signed his name thereto by like order.

                                                 /s/
                                                 -----------------------------
                                                           NOTARY PUBLIC

STATE OF NEW YORK       )
                        ) ss.
COUNTY OF NEW YORK      )


          On  this  24th  day  of  June,   1996,   before  me  personally   came
_________________________,  to me known, who, being by me duly sworn, did depose
and            say            that           he            resides            at
- ----------------------------------------------------------------- and that he is the _______________ of BNY Financial Corporation, the corporation described in and which executed the foregoing instrument and that he signed his name thereto by order of the board of directors of said corporation.


                                                   /s/
                                                   -------------------------
                                                           NOTARY PUBLIC

                                  EXHIBIT 1.2-B

                         WESTERN FIDELITY FUNDING, INC.

                              REVOLVING CREDIT NOTE

                                  June __, 1996

          FOR VALUE RECEIVED, WESTERN FIDELITY FUNDING, INC. ("Borrowers") hereby promises to pay to the order of BNY FINANCIAL CORPORATION ("Lender") the principal amount of Twenty Million Dollars ($20,000,000), or, if less, the principal amount of the Revolving Advances of Lender outstanding, on the dates and in the amounts specified in Sections 2.4 and 2.6 of the Credit Agreement referred to below, and to pay interest on such principal amount on the dates and at the rates specified in Section 3.1 of such Credit Agreement. All payments due Lender hereunder shall be made to Lender at the place, in the type of money and funds and in the manner specified in Section 2.4(c) and (d) of such Credit Agreement.

          The holder hereof is authorized to endorse on the grid attached hereto, or on a continuation thereof, each Revolving Advance of Lender and each payment, repayment or conversion with respect thereto.

          Presentment, demand, protest, notice of dishonor and notice of intent to accelerate are hereby waived by the undersigned.

          This Revolving Credit Note evidences Revolving Advances made under, and is entitled to the benefits of, the Revolving Credit and Security Agreement, dated as of June 24, 1996, between Western Fidelity Funding, Inc. and BNY Financial Fidelity Funding Inc. (the "Credit Agreement") Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement. Reference is made to such Credit Agreement, as so amended, for provisions relating to the repayment and the acceleration of the maturity hereof.

          THIS REVOLVING CREDIT NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW PRINCIPLES).


                                       WESTERN FIDELITY FUNDING, INC.



                                       By
                                          ------------------------------------
                                          Name:
                                          Title:


                                       -2-